Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

In re:	Case No. 08-53104

GREEKTOWN HOLDINGS, L.L.C., et al.,	Chapter 11
Jointly Administered
Debtors.
________________________________________________ /	Hon. Walter Shapero

SECOND AMENDED JOINT PLANS OF REORGANIZATION FOR THE
DEBTORS PROPOSED BY NOTEHOLDER PLAN PROPONENTS
INCLUDING OFFICIAL COMMITTEE OF UNSECURED CREDITORS
AND INDENTURE TRUSTEE

Allan S. Brilliant	Joel D. Applebaum
Craig P. Druehl	Robert D. Gordon
Stephen M. Wolpert	Shannon L. Deeby
K. Brent Tomer	CLARK HILL PLC
GOODWIN PROCTER LLP	500 Woodward Avenue, Suite 3500
The New York Times Building	Detroit, Michigan 48226-3435
620 Eighth Avenue
New York, New York 10018	Counsel to Official Committee of Unsecured Creditors

Counsel to Certain Noteholder Plan Proponents

Mark N. Parry
Alan Kolod
Declan M. Butvick
MOSES & SINGER LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

Counsel to Indenture Trustee

Dated: December 7, 2009

Table of Contents

		Page

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME		1

1.1	Scope of Definitions	1

1.2	Definitions	1

1.3	Rules of Interpretation	20

1.4	Computation of Time	22

1.5	References to Monetary Figures	22

1.6	Exhibits and Plan Supplement	22

ARTICLE II ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS		22

2.1	Administrative Claims	22

2.2	Priority Tax Claims	22

2.3	Other Priority Claims	23

2.4	Professional Claims	23

2.5	Substantial Contribution Compensation and Expenses Bar Date	23

2.6	DIP Facility Claims	24

2.7	Other Administrative Claims	24

ARTICLE III SPECIFICATION OF TREATMENT OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED UNDER THE PLAN		24

3.1	Classes of Claims and Interests	24

3.2	Classes 1, 7, 11, 16, 20 and 24 (Secured Claims of Pre-petition Lenders against each Reorganizing Debtor, Trappers, and Holdings II)	26

3.3	Classes 2, 8, 12, 17, 21 and 25 (Allowed Other Secured Claims Against Holdings, Casino, Holdings II, Builders, Builders Property, Realty, Realty Property, Trappers and Trappers Property).	26

3.4	Classes 3 and 13 (Bond Claims Against Holdings and Holdings II)	27

3.5	Class 4 (General Unsecured Claims Against Holdings)	27

3.6	Class 9 (General Unsecured Claims Against Casino)	27

3.7	Class 14 (General Unsecured Claims Against Holdings II)	28

3.8	Class 18 (General Unsecured Claims Against Builders)	28

3.9	Class 22 (General Unsecured Claims Against Realty)	28

3.10	Class 26 (General Unsecured Claims Against Trappers)	29

3.11	Classes 5, 10, 15, 19, 23 and 27 (Intercompany Claims)	29

i

3.12	Class 6 (Interests in Holdings)	29

ARTICLE IV EXECUTION AND IMPLEMENTATION OF THE PLAN		30

4.1	Assumption of Liability	30

4.2	Excluded Debtors	30

4.3	Continued Corporate or Company Existence of Reorganized Holdings, Reorganized Casino, Reorganized Builders and Reorganized Realty	30

4.4	Formation of Newco	31

4.5	Authorization and Issuance of New Common Stock and New Preferred Stock	31

4.6	Exit Financing	32

4.7	Rights Offering	32

4.8	New Board of Directors	36

4.9	Management Agreement	36

4.10	Restructuring Transactions	36

4.11	Cancellation of Existing Equity Interests in Holdings and the Non-reorganizing Debtors	38

4.12	Litigation Trust	38

4.13	Dissolution of the Creditors’ Committee	44

4.14	Funding	45

4.15	Additional Restructuring Transactions	45

4.16	Corporate or Company Action	46

4.17	Effectuating Documents	46

4.18	Exemption from Taxes	46

4.19	Transfer of Causes of Action	46

4.20	Settlement or Waiver of Bond Avoidance Action Claims	47

4.21	Payment of Certain Fees and Expenses	47

4.22	Direct Equity Purchase	47

ARTICLE V PROCEDURES FOR RESOLVING DISPUTED CLAIMS		47

5.1	Claims Administration	47

5.2	Filing of Objections	48

5.3	Claim Dispute Resolution Procedures	48

5.4	Determination of Claims	49

5.5	Insider Settlements	49

5.6	Ordinary Course of Business Exception	49

5.7	Adjustment to Claims Without Objection	49

5.8	Disallowance of Claims	49

5.9	Amendments to Claims	50

5.10	Offer of Judgment	50

ARTICLE VI CONDITIONS PRECEDENT		50

6.1	Conditions Precedent to Confirmation	50

6.2	Conditions Precedent to Consummation	51

6.3	Waiver of Conditions Precedent	51

6.4	Effect of Non-Occurrence of Conditions to the Effective Date	52

ARTICLE VII EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS		52

7.1	Discharge of the Debtors	52

7.2	Subordinated Claims	53

7.3	Release By Debtor Released Parties of Released Parties	53

7.4	Releases by Holders of Claims and Interests	53

7.5	Exculpation	54

7.6	Injunction	54

7.7	Protections against Discriminatory Treatment	54

7.8	Setoffs	55

7.9	Recoupment	55

7.10	Release of Liens	55

7.11	Document Retention	55

7.12	Reimbursement or Contribution	55

7.13	Exclusions and Limitations on Exculpation and Releases	56

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTION		56

8.1	Distributions on Claims Allowed as of the Effective Date	56

8.2	No Interest On Claims	56

8.3	Disbursing Agent	56

8.4	Distribution of Unsecured Distribution Fund	57

8.5	Surrender of Securities or Instruments	57

8.6	Delivery of Distributions in General	58

8.7	Compliance with Tax Requirements and Allocations	58

8.8	Distributions for Tax Purposes	59

8.9	Procedures for Treating and Resolving Disputed and Contingent Claims	59

ARTICLE IX MODIFICATION OF THIS PLAN		61

9.1	Modification of Plan	61

9.2	Effect of Confirmation on Modifications	61

9.3	Revocation or Withdrawal of the Plan	61

ARTICLE X JURISDICTION OF THE BANKRUPTCY COURT		62

10.1	Jurisdiction	62

ARTICLE XI TITLE TO PROPERTY		64

11.1	Vesting of Assets	64

ARTICLE XII UNITED STATES TRUSTEE FEES and REGULATORY COMPLIANCE		64

12.1	Payment of U.S. Trustee Fees	64

12.2	MGCB Supervision	65

ARTICLE XIII EXECUTORY CONTRACTS		65

13.1	Executory Contracts and Unexpired Leases	65

13.2	Modifications and Rights Related to Unexpired Leases and Executory Contracts	65

13.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	66

13.4	Claims Based on Rejection of Executory Contracts and Unexpired Leases	66

13.5	Rejection Damages Bar Date	66

13.6	Reservation of Rights	66

ARTICLE XIV		67

MISCELLANEOUS PROVISIONS		67

14.1	Cramdown	67

14.2	Immediate Binding Effect	67

14.3	Additional Documents	67

14.4	Reservation of Rights	67

14.5	Successors and Assigns	67

14.6	Service of Documents	67

14.7	Entire Agreement	68

14.8	Governing Law	69

14.9	Nonseverability of Plan Provisions	69

14.10	Closing of Chapter 11 Cases	69

14.11	Waiver or Estoppel	69

14.12	Removal or Resignation of Noteholder Plan Proponents	69

14.13	Termination of Liens and Encumbrances	69

v

ARTICLE I

DEFINITIONS, RULES OF
INTERPRETATION AND COMPUTATION OF TIME

          1.1 Scope of Definitions. For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings set forth in Section 1.2 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules.

          1.2 Definitions.

                    1.2.1 “Ad Hoc Lender Group” means a group of Pre-petition Lenders listed on Schedule 2 to the Letter Agreement, which is attached as Exhibit 1 hereto.

                    1.2.2 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, Professional Claims, all fees and charges assessed against the Estates under Chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c) of the Bankruptcy Code; provided, however, that this term shall not include any portion of the DIP Facility Claim or the Pre-petition Credit Agreement Claim, whether or not all or part of the DIP Facility Claim or the Pre-petition Credit Agreement Claim are entitled to priority under sections 503(b), 507, 363, or 364 of the Bankruptcy Code, or otherwise.

                    1.2.3 “Administrative Claims Bar Date” means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

                    1.2.4 “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

                    1.2.5 “Allowed” means any Claim, (a) proof of which was timely and properly filed, or if no Proof of Claim was timely and properly filed, which is listed by the Debtor on its Schedules as liquidated in amount and not disputed or contingent, and in either case, (i) as to which no objection to the allowance thereof or request for estimation has been interposed or (ii) to the extent any objection to the allowance thereof or request for estimation interposed in accordance with clause (i) has been determined by a Final Order in favor of the holder of such Claim, (b) to the extent allowed by a Final Order or the provisions of the Plan, or (c) that is an Administrative Expense Claim the amount to which the Debtor and the claimant have agreed should be allowed pursuant to a written agreement. A Claim which is Allowed as of the Voting Record Date and which may thereby entitle the holder of such Claim to vote on the Plan, shall not be deemed Allowed for purposes of distributions in accordance with the Plan unless the Claim is not a Disputed Claim and the time for objections to Claims as established by the Plan or Bankruptcy Court Order has expired.

                    1.2.6 “Allowed Amount” means, with respect to an Allowed Claim, the amount of such Claim that is Allowed.

                    1.2.7 “Allowed Claim” means a Claim, or any portion thereof, that is Allowed. Except as otherwise specified in this Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.

                    1.2.8 “Allowed Class…Claim” means an Allowed Claim in the specified Class.

                    1.2.9 “Anticipated Effective Date” means the date on which the Noteholder Plan Proponents in their reasonable discretion anticipate the Effective Date may occur on notice to the Ad Hoc Lender Group.

                    1.2.10 “Assumed Contracts” means the executory contracts and leases to be assumed by the Reorganizing Debtors pursuant to this Plan.

                    1.2.11 “Avoidance Claims” means Causes of Action or defenses arising under (i) any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code, or (ii) similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Causes of Action.

                    1.2.12 “Ballot” means each of the ballot forms that is distributed with the Disclosure Statement to Holders of Claims and Interests included in Classes that are Impaired under this Plan and entitled to vote under the terms of this Plan.

                    1.2.13 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable in these Chapter 11 Cases.

                    1.2.14 “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division, or such other court as may have jurisdiction over the Chapter 11 Cases.

                    1.2.15 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

                    1.2.16 “Bar Date” means the deadlines established by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11

Cases, as the context may require. Except as explicitly provided in the Bar Date Order, the Bar Date was November 30, 2008.

                    1.2.17 “Bar Date Order” means the order entered by the Bankruptcy Court on August 25, 2008, at Docket No. 320, which established the Bar Date, and any subsequent order supplementing such initial order or relating thereto.

                    1.2.18 “Beneficial Holder Subscription Form” means the form to be used by a Holder of Subscription Rights to exercise such Subscription Rights.

                    1.2.19 “Bonds” means the senior notes issued by Holdings and Holdings II and maturing in 2013, pursuant to the Indenture.

                    1.2.20 “Bond Avoidance Action Claims” means the Avoidance Claims arising from, relating to, or in connection with the issuance of the Bonds or the transfer of the proceeds of the Bonds which may be asserted against individuals and entities which may have received proceeds of the issuance of the Bonds, including but not limited to Dimitrios “Jim” Papas, Viola Papas, Ted Gatzaros, Maria Gatzaros, the Kewadin Casinos Gaming Authority, LacVieux Desert Band of Lake Superior Indians, Law Offices of Robert P. Young, Barden Development, Inc., and Barden Nevada Gaming, L.L.C.

                    1.2.21 “Bond Claims” means the Noteholders’ Claims on account of the Bonds.

                    1.2.22 “Builders” means Contract Builders Corporation, a Michigan corporation, which is a Debtor in possession under the Chapter 11 Case No. 08-53110 being jointly administered with the other Chapter 11 Cases.

                    1.2.23 “Builders Property” means all of the real property owned by Builders.

                    1.2.24 “Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in the City of Detroit.

                    1.2.25 “Cash” means legal tender of the United States of America and equivalents thereof.

                    1.2.26 “Casino” means Greektown Casino, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53106 being jointly administered with the other Chapter 11 Cases.

                    1.2.27 “Casino Litigation Trust Interest” means the Litigation Trust Interest of the Holders of Allowed General Unsecured Claims against Casino.

                    1.2.28 “Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims that could have been brought or raised by the Reorganizing Debtors, the Non-reorganizing Debtors, or the Estates, arising before, on, or after the Petition Date, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, non-contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, and whether asserted or assertable directly or derivatively in law, equity, or otherwise, including Avoidance Claims.

                    1.2.29 “Chapter 11 Cases” means the Chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 08-53104, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor means the particular case under Chapter 11 of the Bankruptcy Code that such Debtor commenced in the Bankruptcy Court.

                    1.2.30 “City of Detroit” means the municipality which is known as the city of Detroit, Michigan.

                    1.2.31 “Claim” means a claim against one of the Debtors (or all or some of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

                    1.2.32 “Claims Agent” means Kurtzman Carson Consultants LLC.

                    1.2.33 “Claim Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of (i) the first Business Day that is at least 180 days after the Effective Date and (ii) as to Proofs of Claim Filed after the Effective Date, the first Business Day that is at least 180 days after the Proof of Claim has been Filed or (b) such later date as may be established by the Bankruptcy Court upon request by Reorganized Greektown or the Litigation Trust.

                    1.2.34 “Claims Register” means the official register of Claims maintained by the Claims Agent.

                    1.2.35 “Class” means a category of Holders of Claims or Interests as described in Article III of this Plan.

                    1.2.36 “Confirmation” means the entry of a Confirmation Order on the docket of the Chapter 11 Cases.

                    1.2.37 “Confirmation Date” means the date of entry of the Confirmation Order.

                    1.2.38 “Confirmation Hearing” means the hearing before the Bankruptcy Court, held under section 1128 of the Bankruptcy Code, to consider Confirmation of this Plan and related matters, as such hearing may be adjourned or continued from time to time.

                    1.2.39 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code, which order must be acceptable to the Noteholder Plan Proponents and, to the extent required under the terms of the Letter Agreement, the Ad Hoc Lender Group.

                    1.2.40 “Consummation” means the occurrence of the Effective Date.

                    1.2.41 “Creditor” means any creditor of a Debtor, as defined in section 101(10) of the Bankruptcy Code.

                    1.2.42 “Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on June 6, 2008, as reconstituted from time to time.

                    1.2.43 “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, including, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law: (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such lesser amount as may be agreed upon by the parties.

                    1.2.44 “Debtor” means, individually, any of Holdings, Casino, Builders, Holdings II, Realty, or Trappers.

                    1.2.45 “Debtors” means, collectively, Holdings, Casino, Builders, Holdings II, Realty, and Trappers, as applicable.

                    1.2.46 “Debtor/Lender Plan” means the Third Amended Joint Plans of Reorganization filed by the Debtors, Kewadin, Monroe, the DIP Agent, and the Pre-petition Agent.

                    1.2.47 “Debtor/Lender Disclosure Statement” means the disclosure statement to the Debtor/Lender Plan.

                    1.2.48 “Debtor Released Parties” means, collectively, (a) all current and former officers and members of the board of directors or board of managers, as applicable, of each of the Debtors, Kewadin and Monroe (and their respective heirs, personal representatives, guardians, custodians and personal administrators), (b) all current and former employees of each of the Debtors, Kewadin and Monroe, in each case in their respective capacities their respective heirs, personal representatives, guardians, custodians and personal administrators), (c) members of any committee (including the Special Committee) of the board of directors or managers, as applicable, of each of the Debtors, Kewadin and Monroe (and their respective heirs, personal representatives, guardians, custodians and personal administrators), (d) the current and former advisors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals of the Debtors, Kewadin and Monroe, (d) Reorganized Greektown, and (e) Reorganized Greektown’s current advisors, principals, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals.

                    1.2.49 “DIP Agent” means the administrative agent for the DIP Lenders, as defined in the DIP Credit Agreement.

                    1.2.50 “DIP Credit Agreement” means (i) that certain Amended and Restated Senior Secured Superpriority Debtor in Possession Credit Agreement dated February 20, 2009 by and among Holdings, Holdings II, Casino, Trappers, Builders, Realty, the DIP Agent, the DIP Lenders and other parties, which was executed by the above-mentioned Debtors in connection with the DIP Facility, as amended, supplemented, or otherwise modified from time to time, and all documents executed in relation thereto or in connection therewith, and (ii) any other credit agreement pursuant to which debtor in possession financing is provided to the Debtors and authorized by the Bankruptcy Court.

                    1.2.51 “DIP Facility” means (i) the debtor in possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement, as authorized by the Bankruptcy Court pursuant to the DIP Facility Order, and (ii) any other debtor in possession financing provided to the Debtors under a credit agreement as authorized by the Bankruptcy Court to refinance the DIP Credit Agreement.

                    1.2.52 “DIP Facility Claim” means any Claim of the DIP Agent and/or the DIP Lenders, as the case may be, arising under or pursuant to the DIP Facility including, without limitation, principal and interest thereon, plus all fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.

                    1.2.53 “DIP Lenders” means the lenders and issuers who from time to time are parties to the DIP Credit Agreement.

                    1.2.54 “DIP Facility Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on June 4, 2008 at Docket No. 74, (b) the final order that was entered by the Bankruptcy Court on June 26, 2008 at Docket No. 175, authorizing and approving the DIP Facility and the agreements related thereto, and (c) the interim order that was entered by the Bankruptcy Court on February 4, 2009, at Docket No. 833, (d) the final order that was entered by the Bankruptcy Court on March 3, 2009 at Docket No. 892, and (e) any and all orders entered by the Bankruptcy Court authorizing and approving the amendments, supplements or modifications, to the DIP Facility Order or the DIP Credit Agreement and as to all of the above, all exhibits and schedules thereto or referenced therein.

                    1.2.55 “Direct Equity Purchase” means the agreement by Sola Ltd and Solus Core Opportunities Master Fund Ltd to purchase an aggregate of 150,000 shares of New Preferred Stock, unrelated to the Rights Offering or Put Agreement, pursuant to and subject to the terms of the Purchase and Put Agreement.

                    1.2.56 “Disallowed Claim” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to any Final Order of the Bankruptcy Court, or (c) a Claim or any portion thereof that is not Scheduled and as to which a Bar Date has been established but no

Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to any Final Order of the Bankruptcy Court.

                    1.2.57 “Disallowed Interest” means an Interest or any portion thereof that has been disallowed by a Final Order, a settlement, or otherwise.

                    1.2.58 “Disbursing Agent” means Reorganized Holdings or any Person designated by it, in its sole discretion, to serve as a disbursing agent under this Plan, which may, if designated by Reorganized Holdings, be the Claims Agent.

                    1.2.59 “Disclosure Statement” means the written disclosure statement (including all schedules and Exhibits thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

                    1.2.60 “Disputed Claim” means a Claim or any portion thereof that is neither an Allowed Claim nor a Disallowed Claim.

                    1.2.61 “Distribution Date” means, except as otherwise provided herein, the date, selected by Reorganized Greektown, upon which distributions to Holders of Allowed Claims entitled to receive distributions under this Plan shall commence; provided, however, that the Distribution Date shall occur as soon as reasonably practicable after the Effective Date, but in no event shall the Distribution Date occur later than thirty (30) days after the Effective Date.

                    1.2.62 “Effective Date” means the Business Day on which all conditions to the Consummation of this Plan set forth in Article VI of this Plan have been either satisfied or waived as provided in Section 6.2 or Section 6.3 of this Plan.

                    1.2.63 “Effective Date Notice” means the notice to be sent to Holders of Subscription Rights at least thirty (30) days prior to the Anticipated Effective Date.

                    1.2.64 “Entity” has the meaning set forth at section 101(15) of the Bankruptcy Code.

                    1.2.65 “ERISA” means Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 and 26 U.S.C. §§ 401-420, as amended.

                    1.2.66 “Estate” means the bankruptcy estate of the applicable Debtor created pursuant to section 541 of the Bankruptcy Code.

                    1.2.67 “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as now in effect or hereafter amended.

                    1.2.68 “Excluded Debtors” means Monroe and Kewadin.

                    1.2.69 “Exculpated Claim” means any claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ the Chapter 11 Cases, the filing of the

Disclosure Statement, the Plan, the Debtor/Lender Plan, the Debtor/Lender Disclosure Statement or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, this Plan, the Debtor/Lender Plan, or the Debtor/Lender Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan or confirmation of the Debtor/Lender Plan, the pursuit of Consummation of the Plan or consummation of the Debtor/Lender Plan, the administration and implementation of this Plan or the Debtor/Lender Plan, or the distribution of property under this Plan or the Debtor/Lender Plan or any other agreement.

                    1.2.70 “Exhibit” means an exhibit annexed either to this Plan or as an exhibit to the Disclosure Statement. If this Plan or the Disclosure Statement references a numbered Exhibit and one is not attached, but is subsequently filed; or if this Plan or the Disclosure Statement does not reference a numbered Exhibit and a numbered Exhibit is attached thereto; then such numbered Exhibit shall be incorporated with and into this Plan or the Disclosure Statement, as applicable, as though such numbered Exhibit were filed therewith.

                    1.2.71 “Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be Filed with the Bankruptcy Court, which date shall be on or prior to the deadline for voting on the Plan or such later date as may be approved by the Bankruptcy Court without further notice.

                    1.2.72 “Existing Common Stock” means any shares of common stock of any of the Debtors.

                    1.2.73 “Existing Membership Interests” means any membership interests of any of the Debtors.

                    1.2.74 “Exit Facility” means the New Senior Secured Notes and the New Revolving Credit Facility, which will provide for financing in the amounts sufficient, when taken together with the Rights Offering Amount and the proceeds of the Direct Equity Purchase, to repay the DIP Facility Claims, pay certain other Claims in accordance with the terms of this Plan, and provide Reorganized Greektown with adequate working capital.

                    1.2.75 “File” means to file with the Bankruptcy Court in the Chapter 11 Cases and serve consistent with the Local Rules and the Bankruptcy Rules, or in the case of Proofs of Claim, to file with the Claims Agent.

                    1.2.76 “Final Decree” means a decree contemplated under Bankruptcy Rule 3022 entered in these Chapter 11 cases.

                    1.2.77 “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely Filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.

                    1.2.78 “General Unsecured Claim” means any Claim that is not otherwise an Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim (including DIP Facility Claim, Pre-petition Credit Agreement Claim, and Other Secured Claim), Bond Claim, or deficiency claim of any Pre-petition Lender or DIP Lender.

                    1.2.79 “General Unsecured Classes” means Classes 4, 9, 14, 18, 22 and 26.

                    1.2.80 “Governmental Unit” has the meaning set forth at section 101(27) of the Bankruptcy Code.

                    1.2.81 “Holdback Amount” means the amounts withheld by the Debtors as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order.

                    1.2.82 “Holder” means a Person holding a Claim, Interest, or Lien, as applicable.

                    1.2.83 “Holder Purchase Payment” means the Subscription Purchase Price multiplied by the number of Subscription Rights that a Holder of an Allowed Bond Claim has exercised pursuant to the Rights Offering.

                    1.2.84 “Holdings” means Greektown Holdings, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53104 being administered jointly with the other Chapter 11 Cases.

                    1.2.85 “Holdings Litigation Trust Interest” means the Litigation Trust Interest of the Holders of Allowed General Unsecured Claims and Allowed Bond Claims against Holdings.

                    1.2.86 “Holdings II” means Greektown Holdings II, Inc., a Michigan corporation, which is a Debtor in possession under the Chapter 11 Case No. 08-53108 being jointly administered with the other Chapter 11 Cases.

                    1.2.87 “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                    1.2.88 “Indenture” means the Indenture dated December 2, 2005, among Greektown Holdings, L.L.C., Greektown Holdings II, Inc. and Deutsche Bank Trust Company Americas covering the 10¾% senior notes due 2013.

                    1.2.89 “Indenture Trustee” means Deutsche Bank Trust Company Americas, or any successor appointed under the Indenture.

                    1.2.90 “Insider” has the meaning set forth at section 101(31) of the Bankruptcy Code.

                    1.2.91 “Institutional Investor” means an entity that satisfies the definition of Institutional Investor contained in Section 2(z) of the Michigan Gaming Control and Revenue Act, M.C.L. 432.202(z).

                    1.2.92 “Instrument” means an instrument or document evidencing a Claim or Interest.

                    1.2.93 “Intercompany Claim” means a Claim by a Debtor or Affiliate of a Debtor against another Debtor or Affiliate of a Debtor.

                    1.2.94 “Intercompany Executory Contract” means an executory contract or unexpired lease solely between two or more Debtors.

                    1.2.95 “Intercompany Interest” means any Interest held by one Debtor in or against another Debtor.

                    1.2.96 “Interest” means the legal, equitable, contractual, and other rights of any Person with respect to Existing Common Stock, Existing Membership Interests, or any other equity securities of, or ownership interests in, any of the Debtors.

                    1.2.97 “IRC” means the Internal Revenue Code of 1986, as amended.

                    1.2.98 “Kewadin” means Kewadin Greektown Casino, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53105 being jointly administered with the other Chapter 11 Cases.

                    1.2.99 “Letter Agreement” means that certain Letter Agreement, dated November 13, 2009, which is attached hereto as Exhibit 1, as may be amended or modified pursuant to the terms thereof.

                    1.2.100 “Lien” has the meaning set forth at section 101(37) of the Bankruptcy Code.

                    1.2.101 “Litigation Claims Costs” means any and all costs, including reasonable professionals’ fees, including any contingent portions, if any, incurred by the Litigation Trust, in prosecuting the Unsettled Bond Avoidance Action Claims, enforcing any judgment on the Unsettled Bond Avoidance Action Claims, recovering proceeds on account of the Unsettled Bond Avoidance Action Claims, and administrating Claims pursuant to section 5.1 hereof.

                    1.2.102 “Litigation Claims Proceeds” means the actual consideration, if any, received by the Litigation Trust as a result of any judgment, settlement, or compromise of any of the Unsettled Bond Avoidance Action Claims.

                    1.2.103 “Litigation Distribution Schedule” means the distribution of Litigation Claims Proceeds by the Litigation Trust in the following manner and order:

(i)	First, to pay Litigation Claims Costs;

(ii)	Second, to Reorganized Casino to pay back the Litigation Trust Loan (principal first and then interest);

(iii)	Third, 90% of the remaining Litigation Claims Proceeds after payment of (i) and (ii) above to the Holders of the Holdings Litigation Trust Interest;

(iv)	Fourth, 10% of the remaining Litigation Claims Proceeds after payment of (i) and (ii) above to the Holders of the Casino Litigation Trust Interest.

                    1.2.104 “Litigation Trust” means the liquidating trust as established under Section 4.12 of the Plan and the Litigation Trust Agreement.

                    1.2.105 “Litigation Trust Agreement” means the agreement establishing and delineating the terms and conditions of the Litigation Trust, substantially in the form set forth in the Plan Supplement.

                    1.2.106 “Litigation Trust Assets” means (i) all Avoidance Claims belonging to Casino, Holdings II, Builders, Realty, and Trappers, (ii) all Avoidance Actions belonging to Holdings, including the Unsettled Bond Avoidance Action Claims (iii) the proceeds of the Litigation Trust Loan, (iv) the Litigation Claims Proceeds, and (v) any proceeds, including interest, of the foregoing assets.

                    1.2.107 “Litigation Trust Interest” means a beneficial interest in the Litigation Trust entitling the Holders of such interest to receive payment from Litigation Trust Assets paid in accordance with the Litigation Distribution Schedule.

                    1.2.108 “Litigation Trustee” means the Person or Persons appointed in accordance with the Litigation Trust Agreement, to administer the Litigation Trust.

                    1.2.109 “Litigation Trust Loan” means Cash in the amount of $375,000 to be loaned on a non-recourse basis to the Litigation Trust by Reorganized Casino to fund the fees, expenses, and costs of the Litigation Trust.

                    1.2.110 “Local Rules” means the local rules of the Bankruptcy Court.

                    1.2.111 “LT Disputed Claims Reserve” means the assets of the Litigation Trust allocable to, or retained on account of, Disputed General Unsecured Claims, as determined from time to time, which assets shall (to the extent possible) be held separately from other assets of the Litigation Trust, but shall be subject to an allocable share of all expenses and obligations of the Litigation Trust.

                    1.2.112 “Management Agreement” means the agreement to be entered into between Reorganized Greektown and the Management Entity on the Effective Date, which provides the terms of conditions by which the Management Entity will manage Reorganized Greektown.

                    1.2.113 “Management Entity” means an Entity selected by the Put Parties in consultation with the other Noteholder Plan Proponents consistent with applicable regulatory requirements that will obtain any required gaming license from the MGCB and manage the operations of Reorganized Greektown from and after the Effective Date.

                    1.2.114 “Master Subscription Form” means the form to be used by each nominee for Holders of Subscription Rights to submit an indication of such Holders’ exercise of Subscription Rights to the Rights Offering Agent on behalf of each such Holder.

                    1.2.115 “MGCB” means the Michigan Gaming Control Board, a board established within the Department of Treasury of the State of Michigan pursuant to M.C.L. 432.204(1).

                    1.2.116 “MGCB Qualified Person” means a Person, including an Entity, that the MGCB determines is eligible, qualified, and suitable to hold an ownership interest in a casino licensee under the licensing standards in the Michigan Gaming Control and Revenue Act, after such Person as completed the requested disclosures and has been subject to the required investigation.

                    1.2.117 “Monroe” means Monroe Partners, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53107 being jointly administered with the other Chapter 11 Cases.

                    1.2.118 “Newco” shall have the meaning ascribed to it in Section 4.10.5 of the Plan.

                    1.2.119 “Newco Sub” shall have the meaning ascribed to it in Section 4.10.5 of the Plan.

                    1.2.120 “Newco Certificate of Formation” means the certificate of incorporation for Newco.

                    1.2.121 “Newco Organizational Documents” means the Newco Certificate of Formation and the articles of incorporation, corporate charter, bylaws, certificates of formation, and other governance documents of Newco. Newco’s corporate charter shall prohibit the issuance of nonvoting equity securities.

                    1.2.122 “New Common Stock” means the new common stock to be issued by Newco from and after the Effective Date, which shall be governed by the Newco Certificate of Formation. Shares of New Common Stock may be made up of different classes of shares with regular or reduced voting rights provided each share of New Common Stock shall have equivalent economic rights.

                    1.2.123 “New Membership Interests means new membership interests in Reorganized Holdings to be issued pursuant to Section 4.10.5.

                    1.2.124 “New Preferred Stock” means the new Series A Convertible Preferred Stock to be issued by Newco, which Series A Convertible Preferred Stock shall be governed by the certificate of designations, which constitutes part of the Newco Certificate of Formation. Shares of New Preferred Stock may be made up of different classes of shares with regular or reduced voting rights provided each share of New Preferred Stock shall have equivalent economic rights. Each share of New Preferred Stock is convertible into that number of shares of New Common Stock of a similar class or classes with similar or reduced voting rights as the exchanged share of New Preferred Stock equal to the lesser of (a) (i) one hundred plus the numerical amount of all accrued and unpaid dividends on such share of New Preferred Stock (subject to adjustments for stock splits, stock dividends and/or similar changes) divided by (ii) one hundred or (b) the maximum amount of New Common Stock that can be issued to the holder of such New Preferred Stock in compliance with requirements of the MGCB and of the Newco Certificate of Incorporation at any time at the option of the holder or mandatorily upon the election of 66 2/3% of the holders of outstanding New Preferred Stock.

                    1.2.125 “New Revolving Credit Facility” means a $30,000,000 undrawn revolving credit facility to be entered into by Newco on the Effective Date on terms and conditions acceptable to the Put Parties and, to the extent required under the terms of the Letter Agreement, the Ad Hoc Lender Group.

                    1.2.126 “New Senior Secured Notes” means senior secured notes in the principal amount of approximately $385,000,000 to be issued by Newco on or prior to the Effective Date (i) on substantially the terms and conditions provided in the Letter Agreement including Exhibit A thereto, and which documentation shall be reasonably acceptable to the Put Parties and Ad Hoc Lender Group as provided in the Letter Agreement, or (ii) upon termination or breach of the Letter Agreement by any member of the Ad Hoc Lender Group, other similar terms, which terms and conditions shall be acceptable to the Put Parties.

                    1.2.127 “Non-Debtor Released Parties” means, collectively, (a) the Noteholder Plan Proponents (b) the Creditors’ Committee and all current and former members of the Creditors’ Committee, solely in their respective capacities as such, (c) the Indenture Trustee, (d) the Put Parties, (e) the DIP Agent, (f) the DIP Lenders, (g) the Pre-petition Agent, (h) the Pre-petition Lenders, and (i) the advisors, employees, principals, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals of the Noteholder Plan Proponents, the Creditors’ Committee, the Indenture Trustee, the Put Parties, the DIP Agent, the DIP Lenders, the Pre-petition Agent, and the Pre-petition Lenders.

                    1.2.128 “Non-reorganizing Debtors” means Trappers and Holdings II.

                    1.2.129 “Noteholder Plan Proponents” means the Put Parties, the Indenture Trustee, and the Committee.

                    1.2.130 “Noteholders” means the Holders of the Bonds.

                    1.2.131 “Notice Parties” means (a) the United States Trustee for the Eastern District of Michigan, (b) the Creditors’ Committee, (c) the DIP Agent, (d) the Pre-petition Agent, (e) the Indenture Trustee, (e) the Put Parties, (f) the Ad Hoc Lender Group and (g) the Debtors.

                    1.2.132 “Obligee Debtor” means a Debtor to which another Debtor is indebted on account of an Intercompany Claim.

                    1.2.133 “Obligor Debtor” means a Debtor against which another Debtor holds an Intercompany Claim.

                    1.2.134 “Ordinary Course Professionals Order” means the order entered by the Bankruptcy Court on September 16, 2008 at Docket No. 427 authorizing the retention of professionals utilized by the Debtors in the ordinary course of business.

                    1.2.135 “Other Litigation Trust Interest” means the Litigation Trust Interest of the Holders of Allowed General Unsecured Claims against Holdings II, Builders, Realty, or Trappers.

                    1.2.136 “Other Secured Claim” means any Secured Claim, other than: (a) the DIP Facility Claim or (b) the Pre-petition Credit Agreement Claim.

                    1.2.137 “Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by Reorganized Greektown, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.

                    1.2.138 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

                    1.2.139 “Petition Date” means May 29, 2008, the date the Debtors Filed their petitions for reorganization relief in the Bankruptcy Court.

                    1.2.140 “Plan” means these joint plans of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Noteholder Plan Proponents, including the Plan Supplement, all Exhibits, supplements, appendices, and schedules hereto, either in its or their present form or as the same may be further altered, amended, or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

                    1.2.141 “Plan Supplement” means the supplement to the Plan containing certain documents and forms of documents specified in this Plan, which documents and forms of documents shall be in form and substance acceptable to the Put Parties in consultation with the other Noteholder Plan Proponents and, to the extent required under the Letter Agreement, the Ad Hoc Lender Group, which documents and forms of documents may be amended in a manner consistent with the terms of the Letter Agreement, by the Put Parties in consultation with the other Noteholder Plan Proponents and, to the extent required under the Letter Agreement, the Ad Hoc Lender Group, at any time prior to the Effective Date. The Plan Supplement shall be filed with the court no later than five (5) days prior to the commencement of the Confirmation Hearing.

                    1.2.142 “Pre-petition Agent” means the administrative agent to the Pre-petition Lenders under the Pre-petition Transaction Documents.

                    1.2.143 “Pre-petition Credit Agreement” means that certain Credit Agreement dated as of December 2, 2005, as amended by the First Amendment to Credit Agreement dated as of April 13, 2007 and the Limited Duration Waiver Agreement dated as of March 28, 2008.

                    1.2.144 “Pre-petition Credit Agreement Claim” means the Claims of the Pre-petition Agent and the Pre-petition Lenders arising under the Pre-petition Credit Agreement, Pre-petition Transaction Documents and the DIP Facility Order, including all claims on account of adequate protection granted to the Pre-petition Agent and the Pre-petition Lenders pursuant to the DIP Facility Order.

                    1.2.145 “Pre-petition Lenders” means the lenders and issuers who from time to time are parties to the Pre-petition Credit Agreement.

                    1.2.146 “Pre-petition Transaction Documents” means the Pre-petition Credit Agreement and the other Loan Documents, as that term is defined in the Pre-petition Credit Agreement.

                    1.2.147 “Priority Claim” means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code.

                    1.2.148 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

                    1.2.149 “Professional” means any Person retained in the Chapter 11 Cases by Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Person retained pursuant to the Ordinary Course Professionals Order.

                    1.2.150 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and before and including the Effective Date.

                    1.2.151 “Professional Fee Order” means the order entered by the Bankruptcy Court on July 24, 2008 at Docket No. 227 authorizing the interim payment of Professional Claims.

                    1.2.152 “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

                    1.2.153 “Pro Rata” means the proportion that the amount of any Claim in a particular Class bears to the aggregate amount of all Claims in such Class, including the estimated Allowed amount of any Disputed Claims in such Class.

                    1.2.154 “Purchase and Put Agreement” means the agreement, dated as of November 2, 2009, entered into among the Put Parties, which is attached as Exhibit 2 hereto, as may be amended by the Put Parties, and on terms and conditions acceptable in form and substance to the Put Parties.

                    1.2.155 “Put Agreement” means the agreements by the Put Parties pursuant to, and subject to the conditions in, the Purchase and Put Agreement to purchase all Rights Offering Securities that are not purchased by Rights Offering Participants as part of the Rights Offering.

                    1.2.156 “Put Agreement Funding Date” means one (1) day prior to the Effective Date.

                    1.2.157 “Put Parties” means John Hancock Strategic Income Fund, John Hancock Trust Strategic Income Trust, John Hancock Funds II Strategic Income Fund, John Hancock High Yield Fund, John Hancock Trust High Income Trust, John Hancock Funds II High Income Fund, John Hancock Bond Fund, John Hancock Income Securities, John Hancock Investors Trust, John Hancock Funds III Leveraged Companies Fund, John Hancock Funds II Active Bond Fund, John Hancock Funds Trust Active Bond Trust, Manulife Global Fund U.S. Bond Fund, Manulife Global Fund U.S. High Yield Fund, Manulife Global Fund Strategic Income, MIL Strategic Income Fund, Oppenheimer Champion Income Fund, Oppenheimer Strategic Income Fund, Oppenheimer Strategic Bond Fund / VA, Oppenheimer High Income Fund / VA and ING Oppenheimer Strategic Income Portfolio and Brigade Capital Management, Sola Ltd, and Solus Core Opportunities Master Fund Ltd.

                    1.2.158 “Realty” means Realty Equity Company, Inc., a Michigan corporation, which is a Debtor in possession under the Chapter 11 Case No. 08-53112 being jointly administered with the other Chapter 11 Cases.

                    1.2.159 “Realty Property” means all of the real property owned by Realty.

                    1.2.160 “Reduced Vote Rights Offering Share” means a Rights Offering Share with reduced voting rights.

                    1.2.161 “Reduced Vote Rights Offering Warrant” means a warrant to purchase one Reduced Vote Rights Offering Share at a price of $0.01. For U.S. federal income tax purposes, the parties hereto will treat a Reduced Vote Rights Offering Warrant as a Reduced Vote Rights Offering Share.

                    1.2.162 “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(a) of the Bankruptcy Code, compensating the Holder of such Claim (other than a Debtor or an Insider, as defined in section 101(31) of the Bankruptcy Code) for any actual or pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.

                    1.2.163 “Rejection Damages Claim” means any Claim on account of the rejection of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

                    1.2.164 “Released Parties” means the Debtor Released Parties and the Non-Debtor Released Parties; provided however, that notwithstanding the foregoing, none of the following individuals or entities shall be a Released Party: Dimitrios “Jim” Papas, Viola Papas, Ted Gatzaros, Maria Gatzaros, the Kewadin Casinos Gaming Authority, Marvin Beatty, Robert Smith, David K. Akins, Victoria Suane Loomis, Jamaal Harris, George Evans, Christopher Jackson, Arthur B. Blackwell, J.C. Douglas, Barden Nevada Gaming L.L.C., Barden Development, Inc., LacVieux Desert Band of Lake Superior Indians, Law Offices of Robert P. Young, and Harris and Associates 401(k) Plan (Arthur F. Harris, Trustee).

                    1.2.165 “Reorganized Debtors” means collectively, Reorganized Holdings, Reorganized Casino, Reorganized Builders, or Reorganized Realty and, collectively, Reorganized Holdings, Reorganized Casino, Reorganized Builders, and Reorganized Realty.

                    1.2.166 “Reorganized Builders” means Builders, as reorganized after the Effective Date pursuant to the provisions of this Plan.

                    1.2.167 “Reorganized Casino” means Casino, as reorganized after the Effective Date pursuant to the provisions of this Plan.

                    1.2.168 “Reorganized Greektown” means the Reorganized Debtors, Newco, and Newco Sub.

                    1.2.169 “Reorganized Holdings” means Holdings, as reorganized after the Effective Date pursuant to the provisions of this Plan.

                    1.2.170 “Reorganized Holdings Certificate of Formation” means the certificate of incorporation or the limited liability company membership agreement for Reorganized Holdings, as applicable.

                    1.2.171 “Reorganized Holdings Organizational Documents” means the Reorganized Holdings Certificate of Formation and the articles of incorporation, corporate charter, bylaws, certificates of formation, and other governance documents of Reorganized Holdings, as applicable.

                    1.2.172 “Reorganized Realty” means Realty, as reorganized after the Effective Date pursuant to the provisions of this Plan.

                    1.2.173 “Reorganizing Debtors” means, collectively, Holdings, Casino, Builders, and Realty.

                    1.2.174 “Restructuring Transaction(s)” means a dissolution or winding up of the legal existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which an Affiliate of a Debtor merges with or transfers some or substantially all of its assets and liabilities to a Reorganized Debtor, Newco or Newco Sub, or the ownership of a Debtor changes, on or following the Confirmation Date.

                    1.2.175 “Retained Actions” means all claims, causes of action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtor’s Estate may hold against any Person, including, without limitation, claims and Causes of Action brought before the Effective Date or identified in the Schedules or the Disclosure Statement, and including the right to settle waive, or release any Bond Avoidance Action Claim after the Confirmation Date but prior to the Effective Date, other than claims explicitly released under this Plan or by Final Order of the Bankruptcy Court before the Effective Date; provided, however that Retained Actions shall not include any Litigation Trust Assets.

                    1.2.176 “Rights Offering” means that certain rights offering for the Rights Offering Securities, the procedures for which are set forth in Article IV of the Plan.

                    1.2.177 “Rights Offering Agent” means the Claims Agent or other entity selected by the Put Parties, which agent shall perform certain duties with respect to the Rights Offering as described in Article IV of the Plan.

                    1.2.178 “Rights Offering Amount” means $185 million.

                    1.2.179 “Rights Offering Commencement Date” means the date Subscription Forms are mailed to holders of Allowed Bond Claims, which shall be on or about December 11, 2009.

                    1.2.180 “Rights Offering Funding Date” means fifteen (15) days prior to the Anticipated Effective Date.

                    1.2.181 “Rights Offering Participants” means all holders of Allowed Bond Claims.

                    1.2.182 “Rights Offering Record Date” means the Voting Record Date.

                    1.2.183 “Rights Offering Security” means a Rights Offering Share, a Reduced Vote Rights Offering Share, or a Rights Offering Warrant.

                    1.2.184 “Rights Offering Shares” means not less than 1,850,000 shares of New Preferred Stock to be issued pursuant to the Rights Offering.

                    1.2.185 “Rights Offering Trust Account” means the trust account or similarly segregated account or accounts maintained by the Rights Offering Agent in accordance with Article IV of the Plan, which shall be separate and apart from the Rights Offering Agent’s general operating funds and/or any other funds subject to any Lien or any cash collateral arrangements.

                    1.2.186 “Rights Offering Warrant” means a warrant to purchase one Rights Offering Share at a price of $0.01. For U.S. federal income tax purposes, the parties hereto will treat a Rights Offering Warrant as a Rights Offering Share.

                    1.2.187 “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

                    1.2.188 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed in the Chapter 11 Cases by the Debtors, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

                    1.2.189 “Secured Claim” means the aggregate amount of the Claim secured by a security interest in or a Lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Noteholder Plan Proponents and the Holder of such Claim.

                    1.2.190 “Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as now in effect or hereafter amended.

                    1.2.191 “Settlement Amount” means the proposed amount for which the Debtors are seeking to settle such Claim.

                    1.2.192 “Security” has the meaning set forth at section 101(49) of the Bankruptcy Code.

                    1.2.193 “Stipulation” means the Stipulation and Agreement Regarding (A) Consensual Resolution of Joint Motion to Adjourn Confirmation Hearing, (B) Consensual Resolution of Joint Objection to Debtor/Lender Plan, and (C) Procedures for Confirmation of Noteholder Plan and Debtor/Lender Plan, which indicates certain terms and conditions on which the Debtors, the Pre-petition Agent and the DIP Agent will support the Confirmation of the Plan, which Stipulation was filed with the Bankruptcy Court on November 19, 2009, and approved by the Bankruptcy Court on November 20, 2009, and is attached hereto as Exhibit 3.

                    1.2.194 “Subscription Expiration Date” means the deadline for voting on the Plan, as specified in the Subscription Form but subject to the Put Parties’ right to extend such date, which shall be the final date by which a holder of an Allowed Bond Claim, as of the Rights Offering Record Date, may elect to subscribe to the Rights Offering.

                    1.2.195 “Subscription Purchase Price” means $100 per Rights Offering Security.

                    1.2.196 “Subscription Right” means the right to subscribe for one Rights Offering Security at the Subscription Purchase Price on the terms and subject to the conditions set forth in Article IV of the Plan.

                    1.2.197 “Tax Rollback” means the tax treatment contemplated by M.C.L. 432.212(7).

                    1.2.198 “Total Equity Shares” means the total amount of shares of New Common Stock of Newco to be issued pursuant to the Plan plus the total amount of shares of New Preferred Stock of Newco to be issued pursuant to the Rights Offering and the Purchase and Put Agreement.

                    1.2.199 “Trappers” means Trappers GC Partner, LLC, a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53111 being jointly administered with the other Chapter 11 Cases.

                    1.2.200 “Trappers Property” means all of the real property owned by Trappers.

                    1.2.201 “Unimpaired” means, with respect to a Claim, any Claim that is not Impaired.

                    1.2.202 “Unsecured Distribution Amount” means $10 million in Cash to be funded into the Unsecured Distribution Fund through Reorganized Greektown’s operations or otherwise, in four (4) equal installments of $2,500,000, the first of which shall be paid on the date that is three (3) months after the Effective Date, the second on the date that is six (6) months after the Effective Date, the third on the date that is nine (9) months after the Effective Date, and the fourth on the date that is one (1) year after the Effective Date.

                    1.2.203 “Unsecured Distribution Fund” means the segregated account established by the Disbursing Agent to hold the Unsecured Distribution Amount prior to the distribution to Holders of Allowed General Unsecured Claims in the General Unsecured Classes.

                    1.2.204 “Unsettled Bond Avoidance Action Claim” means any Bond Avoidance Action Claim that has not been settled or waived by the Debtors pursuant to Section 4.20 of the Plan.

                    1.2.205 “Voting Record Date” means December 1, 2009.

          1.3 Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein:

                    1.3.1 Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural.

                    1.3.2 Each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter.

                    1.3.3 Any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

                    1.3.4 Any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented.

                    1.3.5 Any reference to a Person as a Holder of a Claim or Interest includes that Person’s successors and assigns.

                    1.3.6 All references in this Plan to Sections, Articles, and Exhibits are references to sections, Articles, and Exhibits of or to this Plan.

                    1.3.7 The words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan.

                    1.3.8 Captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan.

                    1.3.9 Subject to the provisions of any contract, certificates of incorporation, bylaws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

                    1.3.10 Except as provided herein, to the extent the Disclosure Statement is inconsistent with the terms of this Plan, the Plan shall control, and to the extent an Exhibit or this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control.

                    1.3.11 Except as set forth in this Plan, to the extent that any provision of any order (other than the Confirmation Order) referenced in this Plan (or any Exhibits, schedules, appendices, supplements, or amendments to such order), conflict with or are in any way inconsistent with any provision of this Plan, this Plan shall govern and control.

                    1.3.12 The rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

                    1.3.13 Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall modify or affect any rights or obligations of any of the parties to the Letter Agreement, the terms of which may only be waived, modified or amended pursuant to section 8 of the Letter Agreement.

          1.4 Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

          1.5 References to Monetary Figures. All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

          1.6 Exhibits and Plan Supplement. The Plan Supplement and all Exhibits to the Plan are incorporated into and are a part of this Plan as if set forth in full herein and shall be in form and substance acceptable to the Put Parties. Upon their Filing, the Plan Supplement and the Exhibits to the Plan may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours or at the Bankruptcy Court’s website for a fee at www.mieb.uscourts.gov. The Plan Supplement and the Exhibits to the Plan may also be reviewed for free at the Debtors’ website at www.kccllc.net/greektowncasino. The Plan Supplement and the Exhibits to the Plan are an integral part of this Plan, and entry of the Confirmation Order by the Bankruptcy Court shall constitute an approval of the Plan Supplement and the Exhibits to the Plan. Except as provided herein, to the extent any part of the Plan Supplement or Exhibit to the Plan is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Plan shall control as to the transactions contemplated thereby.

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS

          2.1 Administrative Claims. Subject to the provisions of Article VIII of this Plan, on the latest of (a) the Effective Date (or as soon thereafter as is practicable); (b) the date an Administrative Claim becomes an Allowed Administrative Claim; or (c) the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or Reorganized Debtor, Newco or Newco Sub) and the Holder of such Administrative Claim, a Holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim or such other less favorable treatment that the Debtors or Reorganized Greektown and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or arising under contracts assumed during the Chapter 11 Cases prior to, on or as of the Effective Date shall be deemed Allowed Administrative Claims and paid by the Debtors or Reorganized Greektown in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; and provided further that any Cure payments associated with the Assumed Contracts shall be paid in accordance with Article XIII of this Plan.

          2.2 Priority Tax Claims. With respect to each Allowed Priority Tax Claim in any Debtor’s Chapter 11 Case, at the sole option of the Debtors (or Reorganized Greektown after the Effective Date), the Holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Priority Tax Claim, (a) regular installments payable in Cash commencing on the first Periodic Distribution Date occurring after the later of (i) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (ii) the date an Allowed Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor, Newco, or Newco Sub) and the Holder of such Allowed Priority Tax Claim, over a period not exceeding five years after the Petition Date, in the amount of the Allowed Amount of such Claim as of the Effective Date plus simple interest at the rate required by applicable law on any outstanding balance from the Petition Date, or such lesser rate as is set by the Bankruptcy Court or agreed to by the Holder of an Allowed Priority Tax Claim, (b) such other treatment agreed to by the Holder of the Allowed Priority Tax Claim and the Debtors (or Reorganized Greektown), provided such treatment is on more favorable terms to the Debtors (or Reorganized Greektown) than the treatment set forth in subsection (a) above, or (c) payment in full in Cash on the Effective Date (or as soon thereafter as is practicable).

          2.3 Other Priority Claims. All other Allowed Priority Claims, to the extent of the applicable priority under section 507(a) of the Bankruptcy Code, shall be paid the Allowed Amount of such Claim as of the Effective Date.

          2.4 Professional Claims.

                    2.4.1 Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of any official committee must be Filed no later than the Administrative Claims Bar Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed Amount of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

                    2.4.2 Payment of Professional Claims. Reorganized Greektown shall pay all unpaid portions of Allowed Professional Claims within thirty (30) days of entry of a Final Order Allowing such Claims. Any Professional may request that Reorganized Greektown provide adequate assurance of payment of Allowed Professional Claims. To the extent Reorganized Greektown and any such Professional cannot agree on the form of such adequate assurance, the Court shall determine upon motion by such Professional the form of such adequate assurance, if any is necessary.

                    2.4.3 Post-Confirmation Date Retention. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date or to make any disclosures pursuant to Bankruptcy Rules 2014 and 2016 shall terminate, and Reorganized Greektown shall employ and pay Professionals in the ordinary course of business.

          2.5 Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and/or (5) of the Bankruptcy Code shall File an application with the clerk of the Bankruptcy Court on or before the Administrative Claims Bar Date, or be forever barred from seeking such compensation or expense reimbursement. The Bankruptcy Court shall determine any timely Filed request for compensation or expense reimbursement made under this Section 2.5, and Reorganized

Greektown shall pay any amount determined to be owed within thirty (30) days of entry of a Final Order approving such payment.

          2.6 DIP Facility Claims. On the Effective Date (or as soon as practicable thereafter), all Allowed DIP Facility Claims shall be paid in full in Cash or otherwise satisfied in a manner acceptable to such Holders of DIP Facility Claims in accordance with the terms of the DIP Facility and the DIP Credit Agreement. Upon compliance with the preceding sentence, all Liens and security interests granted to secure the obligations under the DIP Credit Agreement shall be deemed cancelled and shall be of no further force and effect.

          2.7 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Section 2.4 or Section 2.5 of this Plan) must be Filed with the Bankruptcy Court on or before the Administrative Claims Bar Date. Any Administrative Claim that (i) was required to be Filed prior to the Bar Date pursuant to the Bar Date Order, and (ii) was not so filed, shall be a Disallowed Claim. Any request for payment of an Administrative Claim pursuant to this Section 2.7 that is not Filed before the Administrative Claims Bar Date shall be disallowed and forever barred without the need for any objection. The Debtors or Reorganized Greektown may settle an Administrative Claim without further Bankruptcy Court approval. Unless an objection to an Administrative Claim is Filed within ninety (90) days of the Administrative Claims Bar Date (unless such objection period is extended by the Bankruptcy Court), such Administrative Claim shall be deemed Allowed in the amount requested. In the event that an objection to an Administrative Claim is filed, the Bankruptcy Court shall determine the Allowed Amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim that has been previously paid in the ordinary course of business.

ARTICLE III

SPECIFICATION OF TREATMENT OF CLASSES
OF CLAIMS AND INTERESTS IMPAIRED UNDER THE PLAN

          3.1 Classes of Claims and Interests. The following table designates the Classes of Claims and Interests and specifies which of those Classes are Impaired by the Plan and entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or are deemed to accept or reject the Plan.

Class	Claim	Status	Voting Rights

1	Pre-petition Lenders’ Claims Against Holdings	Unimpaired	Deemed to Accept
2	Other Allowed Secured Claims Against Holdings	Unimpaired	Deemed to Accept
3	Bond Claims Against Holdings	Impaired	Entitled to Vote
4	General Unsecured Claims Against Holdings	Impaired	Entitled to Vote
5	Intercompany Claims Against Holdings	Impaired	Deemed to Accept

Class	Claim	Status	Voting Rights

6	Interests in Holdings	Impaired	Deemed to Reject

7	Pre-petition Lenders’ Claims Against Casino	Unimpaired	Deemed to Accept
8	Other Allowed Secured Claims Against Casino	Unimpaired	Deemed to Accept
9	General Unsecured Claims Against Casino	Impaired	Entitled to Vote
10	Intercompany Claims Against Casino	Impaired	Deemed to Accept

11	Pre-petition Lenders’ Claims Against Holdings II	Unimpaired	Deemed to Accept
12	Other Allowed Secured Claims Against Holdings II	Unimpaired	Deemed to Accept
13	Bond Claims Against Holdings II	Impaired	Entitled to Vote
14	General Unsecured Claims Against Holdings II	Impaired	Entitled to Vote
15	Intercompany Claims Against Holdings II	Impaired	Deemed to Accept

16	Pre-petition Lenders’ Claims Against Builders	Unimpaired	Deemed to Accept
17	Other Allowed Secured Claims Against Builders or the Builders Property	Unimpaired	Deemed to Accept
18	General Unsecured Claims Against Builders	Impaired	Entitled to Vote
19	Intercompany Claims Against Builders	Impaired	Deemed to Accept

20	Pre-petition Lenders’ Claims Against Realty	Unimpaired	Deemed to Accept
21	Other Allowed Secured Claims Against Realty or the Realty Property	Unimpaired	Deemed to Accept
22	General Unsecured Claims Against Realty	Impaired	Entitled to Vote
23	Intercompany Claims Against Realty	Impaired	Deemed to Accept

Class	Claim	Status	Voting Rights

24	Pre-petition Lenders’ Claims Against Trappers	Unimpaired	Deemed to Accept
25	Other Allowed Secured Claims Against Trappers or the Trappers Property	Unimpaired	Deemed to Accept
26	General Unsecured Claims Against Trappers	Impaired	Entitled to Vote
27	Intercompany Claims Against Trappers	Impaired	Deemed to Accept

          3.2 Classes 1, 7, 11, 16, 20 and 24 (Secured Claims of Pre-petition Lenders against each Reorganizing Debtor, Trappers, and Holdings II).

                    3.2.1 Impairment and Voting. Classes 1, 7, 11, 16, 20 and 24 are Unimpaired. Each Holder of an Allowed Claim in Classes 1, 7, 11, 16, 20 and 24 as of the Voting Record Date is deemed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code.

                    3.2.2 Distributions. Each Holder of an Allowed Pre-petition Credit Agreement Claim in Class 1, 7, 11, 16, 20 and 24 shall receive, in full satisfaction of its Allowed Pre-petition Credit Agreement Claim, Cash in the full amount of such Holder’s Allowed Pre-petition Credit Agreement Claim.

          3.3 Classes 2, 8, 12, 17, 21 and 25 (Allowed Other Secured Claims Against Holdings, Casino, Holdings II, Builders, Builders Property, Realty, Realty Property, Trappers and Trappers Property).

                    3.3.1 Impairment and Voting. Classes 2, 8, 12, 17, 21 and 25 are Unimpaired. Each Holder of an Allowed Claim in Classes 2, 8, 12, 17, 21 and 25 as of the Voting Record Date is deemed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code.

                    3.3.2 Distributions. Except to the extent that a Holder of an Allowed Other Secured Claim in Classes 2, 8, 12, 17, 21 or 25 agrees to a different treatment, at the sole option of Reorganized Greektown with the prior written consent of the Put Parties, (i) on the Effective Date or as soon thereafter as is practicable, each Allowed Other Secured Claim shall be Reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim in Classes 2, 8, 12, 17, 21 or 25 shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim in 2, 8, 12, 17, 21 or 25 shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the

Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

                    3.3.3 To the extent an Allowed Claim in Classes 2, 8, 12, 17, 21 or 25 is asserted to be a Secured Claim, but the value of the Holder’s interest in the applicable Estate’s interest is less than the amount of the Claim, the undersecured amount of the Claim shall be treated as a General Unsecured Claim against the respective Debtor.

          3.4 Classes 3 and 13 (Bond Claims Against Holdings and Holdings II)

                    3.4.1 Impairment and Voting. Classes 3 and 13 are Impaired by this Plan. Each Holder of an Allowed Claim in Classes 3 and 13, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.4.2 Distribution. Each Holder of an Allowed Claim in Classes 3 and 13 shall receive, in full satisfaction of such Allowed Claim, (i) subject to Section 4.10.5 of the Plan, from Newco, such Holder’s Pro Rata share of 140,000 shares of New Common Stock, (ii) from the Debtors, a share of the Holdings Litigation Trust Interest equal to the proportion that such Holder’s Allowed Bond Claim bears to the aggregate amount of all Allowed Bond Claims and all Allowed General Unsecured Claims in Class 4 and (iii) the right to participate in the Rights Offering and purchase such Holder’s Pro Rata share of Rights Offering Securities as provided in Section 4.7 hereof.

          3.5 Class 4 (General Unsecured Claims Against Holdings).

                    3.5.1 Impairment and Voting. Class 4 is Impaired by this Plan. Each Holder of an Allowed Claim in Class 4, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.5.2 Distributions. Each Holder of an Allowed Claim in Class 4 shall receive, in full satisfaction of such Allowed Claim, (i) a distribution of cash from the Unsecured Distribution Fund equal to the proportion that the amount of such Holder’s Allowed Claim in the General Unsecured Classes bears to the aggregate amount of all Allowed General Unsecured Claims, and (ii) a share of the Holdings Litigation Trust Interest equal to the proportion that such Holder’s Allowed General Unsecured Claim bears to the aggregate amount of all Allowed Bond Claims and all Allowed General Unsecured Claims in Class 4. All Litigation Trust Interests shall be satisfied solely out of Litigation Trust Assets, and Holders of Allowed Claims in the General Unsecured Classes shall not have recourse to Reorganized Greektown for unpaid portions of any Litigation Trust Interest.

          3.6 Class 9 (General Unsecured Claims Against Casino).

                    3.6.1 Impairment and Voting. Class 9 is Impaired by this Plan. Each Holder of an Allowed Claim in Class 9, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.6.2 Distributions. Each Holder of an Allowed Claim in Class 9 shall receive, in full satisfaction of such Allowed Claim, (i) a distribution of cash from the Unsecured

Distribution Fund equal to the proportion that the amount of such Holder’s Allowed Claim in the General Unsecured Classes bears to the aggregate amount of all Allowed General Unsecured Claims, and (ii) a Pro Rata share of the Casino Litigation Trust Interest. All Litigation Trust Interests shall be satisfied solely out of Litigation Trust Assets, and Holders of Allowed Claims in the General Unsecured Classes shall not have recourse to Reorganized Greektown for unpaid portions of any Litigation Trust Interest.

          3.7 Class 14 (General Unsecured Claims Against Holdings II).

                    3.7.1 Impairment and Voting. Class 14 is Impaired by this Plan. Each Holder of an Allowed Claim in each of the General Unsecured Classes, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.7.2 Distributions. Each Holder of an Allowed Claim in Class 14 shall receive, in full satisfaction of such Allowed Claim, (i) a distribution of cash from the Unsecured Distribution Fund equal to the proportion that the amount of such Holder’s Allowed Claim in the General Unsecured Classes bears to the aggregate amount of all Allowed General Unsecured Claims, and (ii) a share of the Other Litigation Trust Interest equal to the proportion that such Holder’s Allowed General Unsecured Claim bears to the aggregate amount of all Allowed General Unsecured Claims in Class 14, 18, 22 and 26. All Litigation Trust Interests shall be satisfied solely out of Litigation Trust Assets, and Holders of Allowed Claims in the General Unsecured Classes shall not have recourse to Reorganized Greektown for unpaid portions of any Litigation Trust Interest.

          3.8 Class 18 (General Unsecured Claims Against Builders).

                    3.8.1 Impairment and Voting. Class 18 is Impaired by this Plan. Each Holder of an Allowed Claim in each of the General Unsecured Classes, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.8.2 Distributions. Each Holder of an Allowed Claim in Class 18 shall receive, in full satisfaction of such Allowed Claim, (i) a distribution of cash from the Unsecured Distribution Fund equal to the proportion that the amount of such Holder’s Allowed Claim in the General Unsecured Classes bears to the aggregate amount of all Allowed General Unsecured Claims, and (ii) a share of the Other Litigation Trust Interest equal to the proportion that such Holder’s Allowed General Unsecured Claim bears to the aggregate amount of all Allowed General Unsecured Claims in Class 14, 18, 22 and 26. All Litigation Trust Interests shall be satisfied solely out of Litigation Trust Assets, and Holders of Allowed Claims in the General Unsecured Classes shall not have recourse to Reorganized Greektown for unpaid portions of any Litigation Trust Interest.

          3.9 Class 22 (General Unsecured Claims Against Realty).

                    3.9.1 Impairment and Voting. Class 22 is Impaired by this Plan. Each Holder of an Allowed Claim in each of the General Unsecured Classes, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.9.2 Distributions. Each Holder of an Allowed Claim in Class 22 shall receive, in full satisfaction of such Allowed Claim, (i) a distribution of cash from the Unsecured Distribution Fund equal to the proportion that the amount of such Holder’s Allowed Claim in the General Unsecured Classes bears to the aggregate amount of all Allowed General Unsecured Claims, and (ii) a share of the Other Litigation Trust Interest equal to the proportion that such Holder’s Allowed General Unsecured Claim bears to the aggregate amount of all Allowed General Unsecured Claims in Class 14, 18, 22 and 26. All Litigation Trust Interests shall be satisfied solely out of Litigation Trust Assets, and Holders of Allowed Claims in the General Unsecured Classes shall not have recourse to Reorganized Greektown for unpaid portions of any Litigation Trust Interest.

          3.10 Class 26 (General Unsecured Claims Against Trappers).

                    3.10.1 Impairment and Voting. Class 26 is Impaired by this Plan. Each Holder of an Allowed Claim in each of the General Unsecured Classes, as of the Voting Record Date, is entitled to vote to accept or reject this Plan.

                    3.10.2 Distributions. Each Holder of an Allowed Claim in Class 26 shall receive, in full satisfaction of such Allowed Claim, (i) a distribution of cash from the Unsecured Distribution Fund equal to the proportion that the amount of such Holder’s Allowed Claim in the General Unsecured Classes bears to the aggregate amount of all Allowed General Unsecured Claims, and (ii) a share of the Other Litigation Trust Interest equal to the proportion that such Holder’s Allowed General Unsecured Claim bears to the aggregate amount of all Allowed General Unsecured Claims in Class 14, 18, 22 and 26. All Litigation Trust Interests shall be satisfied solely out of Litigation Trust Assets, and Holders of Allowed Claims in the General Unsecured Classes shall not have recourse to Reorganized Greektown for unpaid portions of any Litigation Trust Interest.

          3.11 Classes 5, 10, 15, 19, 23 and 27 (Intercompany Claims).

                    3.11.1 Impairment and Voting. Classes 5, 10, 15, 19, 23, 27, 30 and 34 are Impaired. Each Holder of an Allowed Claim in Classes 5, 10, 15, 19, 23, 27, 30 and 34 as of the Voting Record Date, is deemed to accept the Plan and is not entitled to vote to accept or reject this Plan.

                    3.11.2 Distributions. Each Obligee Debtor that holds an Intercompany Claim against an Obligor Debtor shall receive, in full satisfaction of such Intercompany Claim, an interest-free note from the Obligor Debtor in a principal amount equal to a percentage of the total amount of such Intercompany Claim, which percentage shall be equal to the percentage recovery of the Holders of General Unsecured Creditors against such Obligor Debtor.

          3.12 Class 6 (Interests in Holdings).

                    3.12.1 Impairment and Voting. Classes 6 is Impaired. Each Holder of equity Interests in Holdings is deemed to reject this Plan and is not entitled to vote to accept or reject this Plan.

                    3.12.2 Distributions. Each Holder of an equity Interest in Holdings shall not receive or retain any interest or property under this Plan and all equity Interests in Holdings shall be cancelled and extinguished at the end of the day on the Effective Date.

ARTICLE IV

EXECUTION AND IMPLEMENTATION OF THE PLAN

          4.1 Assumption of Liability. Reorganized Greektown shall be responsible for satisfying all of the Allowed Claims in accordance with the terms and provisions of this Plan.

          4.2 Excluded Debtors. The Excluded Debtors will not be reorganized under this Plan, and shall remain in chapter 11 until (i) such Excluded Debtors confirm their own plans of reorganization, or (ii) such Excluded Debtors’ chapter 11 cases are dismissed or converted the chapter 7 cases pursuant to section 1112 of the Bankruptcy Code.

          4.3 Continued Corporate or Company Existence of Reorganized Holdings, Reorganized Casino, Reorganized Builders and Reorganized Realty.

                    4.3.1 Holdings shall continue to exist as Reorganized Holdings, with all the powers of a limited liability company under Michigan law pursuant to Reorganized Holdings Organizational Documents. Holdings may convert to a corporation or otherwise elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes at any time before, on or after the Effective Date, and shall determine the effective date of such conversion or election, in the sole discretion of the Put Parties, and all parties shall take all actions necessary to effectuate such conversion or election. All assets of Holdings other than Litigation Trust Assets shall be retained by Reorganized Holdings.

                    4.3.2 Casino shall continue to exist as Reorganized Casino with all the powers of a limited liability company under Michigan law pursuant to Casino’s membership agreement and other organizational documents in effect prior to the Effective Date. All assets of Casino other than Litigation Trust Assets shall be retained by Reorganized Casino.

                    4.3.3 Builders shall continue to exist as Reorganized Builders with all the powers of a corporation under Michigan law pursuant to Builders’ organizational documents in effect prior to the Effective Date. All assets of Builders other than Litigation Trust Assets shall be retained by Reorganized Builders.

                    4.3.4 Realty shall continue to exist as Reorganized Realty with all the powers of a corporation under Michigan law pursuant to Realty’s organizational documents in effect prior to the Effective Date. All assets of Realty other than Litigation Trust Assets shall be retained by Reorganized Realty.

          4.4 Formation of Newco. Newco shall be formed on or prior to the Effective Date. The Newco Organizational Documents shall satisfy the provisions of this Plan and section 1123(a)(6) of the Bankruptcy Code. The Newco Certificate of Formation shall, among other things, authorize (a) up to 5,000,000 shares of New Common Stock, $0.01 par value per share and (b) not less than 2,333,333 shares of New Preferred Stock, $100 per share liquidation preference. Particular shares of New Common Stock and New Preferred Stock may have reduced voting rights. The form of the Newco Certificate of Formation and the form bylaws for Newco will be included in the Plan Supplement, each of which must be acceptable in form and substance to the Put Parties.

          4.5 Authorization and Issuance of New Common Stock and New Preferred Stock.

                    4.5.1 In connection with the Plan and subject to Section 4.10.5 hereof, (i) Newco shall authorize up to 5,000,000 shares of New Common Stock, and not less than 2,333,333 shares of New Preferred Stock and Reorganized Holdings shall authorize sufficient New Membership Interests to effectuate the transaction described in Section 4.10.5; (ii) Newco shall issue such number of shares of New Common Stock as are needed to effectuate the transactions contemplated by the Plan, which shall be free and clear of all liens or other encumbrances of any kind or nature except those created under applicable securities laws for distribution to holders of Allowed Claims in Classes 3 and 13 and (iii) Newco shall issue the New Preferred Stock, which shall be free and clear of all liens or other encumbrances of any kind or nature except those created under applicable securities laws, to the Rights Offering Participants to the extent such shares are subscribed for in accordance with Section 4.7 herein and to the Put Parties to the extent provided for under the Purchase and Put Agreement. The amount of New Common Stock authorized in subsection (a)(i) above shall include reserves for the number of shares of New Common Stock necessary to satisfy (1) the distribution, if any of shares to be granted under the Management Agreement and (2) the amount to be issued in connection with any conversion of the New Preferred Stock into New Common Stock.

                    4.5.2 The New Common Stock issued under this Plan shall be subject to dilution based upon (i) any issuance of New Common Stock pursuant to the Management Agreement as set forth in Section 4.9 of this Plan, (ii) any conversion of New Preferred Stock into New Common Stock and (iii) any other shares of New Common Stock issued after the consummation of this Plan.

                    4.5.3 The issuance of the New Common Stock and of the New Preferred Stock pursuant to the Rights Offering pursuant to this Plan (including pursuant to the exercise by the Rights Offering Participants of their subscription rights under the Rights Offering) shall be authorized under section 1145 of the Bankruptcy Code and shall be exempt from registration thereunder as of the Effective Date without further act or action by any Person. The issuance of New Common Stock pursuant to this Plan and the Put Agreement will be exempt from registration under Section 4(2) of the Exchange Act or Regulation D promulgated thereunder.

                    4.5.4 The value of New Common Stock issued by Newco and the value of New Membership Interests issued by Holdings in connection with the Allowed Bond Claims will be determined in good faith by the Put Parties, and none of Reorganized Greektown, the Holders of

Allowed Claims in Classes 3 and 13, the Holders of Interests or any other party hereto shall take any position on its tax returns or otherwise that is inconsistent with such valuation unless required by applicable law.

          4.6 Exit Financing. On or prior to the Effective Date, Newco and Reorganized Greektown shall enter into the Exit Facility, and all the documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective on the Effective Date simultaneously with the closing of the Rights Offering. The proceeds of the Exit Facility shall be used to fund the required Cash distributions under the Plan and for general corporate purposes.

          4.7 Rights Offering.

                    4.7.1 Subject to Section 4.10.5 hereof, Newco shall consummate the Rights Offering, through which each Holder of an Allowed Bond Claim shall have been given the opportunity to purchase such Holder’s Pro Rata share of Rights Offering Securities.

                    4.7.2 On the Effective Date, the proceeds from the Rights Offering shall be used to fund the required Cash distributions under the Plan and for general corporate purposes.

                    4.7.3 Issuance of Subscription Rights. Each Holder of an Allowed Bond Claim that was a holder as of the Rights Offering Record Date shall receive Subscription Rights entitling such holder to purchase its Pro Rata share, as of the Rights Offering Record Date, of Rights Offering Securities, which Rights Offering Securities shall be issued pursuant to Section 4.10.5. Holders of Allowed Bond Claims, as of the Rights Offering Record Date, shall have the right, but not the obligation, to participate in the Rights Offering as provided herein.

                    4.7.4 Subscription Period. The Rights Offering shall commence on the Rights Offering Commencement Date. Each holder of an Allowed Bond Claim intending to participate in the Rights Offering must affirmatively make a binding election to exercise its Subscription Rights on or prior to the Subscription Expiration Date. After the Subscription Expiration Date, unexercised Subscription Rights shall be treated as acquired by the Put Parties and any exercise of such Subscription Rights by any entity other than the Put Parties shall be null and void and Reorganized Greektown shall not be obligated to honor any such purported exercise received by the Rights Offering Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

                    4.7.5 Subscription Purchase Price. Each holder of a Subscription Right shall be required to pay, on or prior to the Rights Offering Funding Date, the Subscription Purchase Price for each Subscription Right exercised pursuant to the Rights Offering.

                    4.7.6 Exercise of Subscription Rights. In order to exercise Subscription Rights, each Holder of an Allowed Bond Claim must: (a) be a Holder as of the Rights Offering Record Date, and (b) return a duly completed Subscription Form to such Holder’s nominee so that the Master Subscription Form of such nominee, together with copies of the Beneficial Holder Subscription Forms, is actually received by the Rights Offering Agent on or before the Subscription Expiration Date. If the Rights Offering Agent for any reason does not receive a Holder’s Beneficial Holder Subscription Form on or prior to the Subscription Expiration Date, such Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

          Each party that has exercised Subscription Rights shall receive the Effective Date Notice at least thirty (30) days prior to the Anticipated Effective Date, which will provide notice of the Rights Offering Funding Date. Each Holder of an Allowed Bond Claim that has exercised Subscription Rights is obligated pay to the Rights Offering Agent on or before the Rights Offering Funding Date such Holder’s Holder Purchase Payment in accordance with the wire instructions set forth on the Effective Date Notice or by bank or cashier’s check delivered to the Rights Offering Agent. If, on or prior to the Rights Offering Funding Date, the Rights Offering Agent for any reason does not receive from a given Holder of Subscription Rights the Holder Purchase Payment in immediately available funds as set forth above, such Holder shall be deemed to have relinquished and waived (i) its right under the Plan to receive any of the distribution of New Common Stock provided to Holders of Allowed Bond Claims pursuant to section 3.4.2 of the Plan and (ii) its right to participate in the Rights Offering; provided, however that the Put Parties have the right to bring an action in the Bankruptcy Court for specific performance and reimbursement of any costs and fees associated with such action, and all consequential damages arising from such breach, which consequential damages may exceed the amount of such Holder’s Holder Purchase Payment, against any Holder that has exercised Subscription Rights but does not provide the Holder Purchase Payment in immediately available funds as set forth above on or prior to the Rights Offering Funding Date.

          The payments made in accordance with the Rights Offering shall be deposited and held by the Rights Offering Agent in the Rights Offering Trust Account. The Rights Offering Trust Account will be maintained by the Rights Offering Agent for the purpose of holding the money for administration of the Rights Offering until the Effective Date or such other later date, at the option of Reorganized Greektown. The Rights Offering Agent shall not use such funds for any other purpose and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

          Each holder of an Allowed Bond Claim as of the Rights Offering Record Date may exercise all or any portion of such holder’s Subscription Rights pursuant to the Subscription Form. The valid exercise of Subscription Rights shall be irrevocable. In order to facilitate the exercise of the Subscription Rights, on the commencement date of the Rights Offering, the Debtors will distribute the Subscription Form to each holder of an Allowed Bond Claim as of the Rights Offering Record Date together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form. The Put Parties may adopt such additional detailed procedures consistent with the provisions of this Article IV to more efficiently administer the exercise of the Subscription Rights.

                    4.7.7 Transferability; Revocation. The Subscription Rights are not transferable. Any such transfer or attempted transfer is null and void and any purported transferee will not be treated as the holder of any Subscription Rights. Once the Holder of an Allowed Bond Claim has properly exercised its Subscription Rights, such exercise is irrevocable by such Holder.

                    4.7.8 Put Agreement. Any amount of Rights Offering Securities not purchased pursuant to the Subscription Rights issued to the holders of Allowed Bond Claims shall be purchased by the Put Parties pursuant to the terms and subject to the conditions of the Purchase and Put Agreement at the same price provided in the Rights Offering. Pursuant to the terms and subject to the conditions of the Purchase and Put Agreement, the Put Parties shall pay to the Rights Offering Agent, by wire transfer in immediately available funds on or prior to the Put Agreement Funding Date, Cash in an amount equal to the Subscription Purchase Price multiplied by the number of Rights Offering Securities not purchased pursuant to the Subscription Rights issued to the holders of Allowed Bond Claims. The Rights Offering Agent shall deposit such payment into the Rights Offering Trust Account. In consideration for the Put Agreement, the Put Parties shall receive the put premiums set forth in the Purchase and Put Agreement.

                    4.7.9 Distribution of Rights Offering Securities. At the end of the day on the Effective Date or as soon as reasonably practicable thereafter, the Rights Offering Agent shall facilitate the distribution of the Rights Offering Securities purchased pursuant to the Rights Offering.

(i)

Any party that has exercised Subscription Rights in accordance with Section 4.7.6 hereof or has otherwise agreed to purchase Rights Offering Securities in accordance with Section 4.7.8 hereof that is neither a MGCB Qualified Person nor an Institutional Investor with a waiver of the Michigan Gaming Control and Revenue Act’s eligibility and suitability requirements will receive such Rights Offering Securities in the form of Rights Offering Shares in an amount that, when added to the shares of New Common Stock received by such party pursuant to the Plan, does not exceed 4.9% of the Total Equity Shares. Such party will receive the balance of the Rights Offering Securities to which it has subscribed or of which it has agreed to purchase in the form of Rights Offering Warrants.

(ii)

Any party that has exercised Subscription Rights in accordance with Section 4.7.6 hereof or has otherwise agreed to purchase Rights Offering Securities in accordance with Section 4.7.8 hereof that is an Institutional Investor with a waiver of the Michigan Gaming Control and Revenue Act’s eligibility and suitability requirements but not a MGCB Qualified Person will receive such Rights Offering Securities in the form of Rights Offering Shares in an amount that, when added to the shares of New Common Stock received by such party pursuant to the Plan, does not exceed 14.9% of the Total Equity Shares. Such party will receive the balance of the Rights Offering Securities to which it has subscribed or of which it has agreed to purchase in the form of Rights Offering Warrants.

(iii)	Any party that has exercised Subscription Rights in accordance with Section 4.7.6 hereof or otherwise agreed to purchase Rights Offering Securities in accordance with Section 4.7.8 hereof that is an MGCB Qualified Person will receive all such Rights Offering Securities in the form of Rights Offering Shares.

(iv)

Each party that has exercised Subscription Rights or otherwise agreed to purchase Rights Offering Securities will receive the Effective Date Notice. The Effective Date Notice will require that each such party provide documentation that such party is either an MGCB Qualified Person or an Institutional Investor with a waiver of the Michigan Gaming Control and Revenue Act’s eligibility and suitability requirements. Any party that has exercised Subscription Rights or otherwise agreed to purchase Rights Offering Securities that does not provide such documentation on or prior to fifteen (15) days prior to the Anticipated Effective Date shall receive the Rights Offering Securities to which they have subscribed or otherwise agreed to purchase in the form of Rights Offering Shares to the extent such Rights Offering Shares, when added to the shares of New Common Stock received by such party pursuant to the Plan, equals 4.9% of the Total Equity Shares, and the remaining Rights Offering Securities to which they have subscribed or otherwise agreed to purchase in the form of Rights Offering Warrants.

                    4.7.10 Selection of Securities. The Subscription Form shall provide each Holder of an Allowed Bond Claim that has exercised Subscription Rights in accordance with Section 4.7.6 hereof and each Put Party that will purchase Rights Offering Securities pursuant to Section 4.7.8 hereof with an option, provided for certain tax purposes, allowing such party to elect to receive a combination of Reduced Vote Rights Offering Shares in lieu of Rights Offering Shares and Reduced Vote Rights Offering Warrants in lieu of Rights Offering Warrants that will allow each such party to own no more than 9.9% of the total combined voting power of all classes of stock of Newco entitled to vote.

                    4.7.11 No Interest. No interest shall be paid to entities exercising Subscription Rights on account of amounts paid in connection with such exercise.

                    4.7.12 Exercise of Subscription Rights. All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Noteholder Plan Proponents, whose good-faith determinations shall be final and binding. The Noteholder Plan Proponents, in their reasonable discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Noteholder Plan Proponents determine in their reasonable discretion. The Noteholder Plan Proponents will use commercially reasonable efforts to give notice to any holder of Subscription Rights regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such holder and may permit such defect or irregularity to be cured within such time as they may determine in good-faith to be appropriate;

provided, however, that neither the Noteholder Plan Proponents nor the Rights Offering Agent shall incur any liability for failure to give such notification.

                    4.7.13 Effect of Non-occurrence of Effective Date. In the event that the Conditions to Consummation of the Plan pursuant to section 6.2 hereof fail to occur, and the Confirmation Order is vacated and the Plan becomes null and void pursuant to section 6.4 hereof, any monies contained in the Rights Offering Trust Account shall be returned to each Holder of Subscription Rights that has paid funds held in the Rights Offering Trust Account in the an amount equal to the funds paid by such Holder, and no further liability shall attach to any of the Rights Offering Agent, the Noteholder Plan Proponents or the Debtors.

          4.8 New Board of Directors. A new board of directors will be selected for each of Reorganized Greektown by the Put Parties after consultation with the other Noteholder Plan Proponents and consistent with applicable regulatory requirements.

          4.9 Management Agreement. On the Effective Date, Reorganized Greektown and the Management Entity will enter into the Management Agreement. To be eligible to enter into the Management Agreement, the Management Entity will be required to obtain any required license from the MGCB. The Management Agreement may contain provisions whereby the Management Entity shall receive certain shares of New Common Stock.

          4.10 Restructuring Transactions. On the Effective Date:

                    4.10.1 Except as otherwise provided in this Plan, all assets other than Litigation Trust Assets, of each of the Non-reorganizing Debtors shall be transferred to Reorganized Casino free and clear of all Liens, Claims, mortgages, options, rights, encumbrances and interests of any kind or nature whatsoever.,

                    4.10.2 Each and every Intercompany Executory Contract shall be rejected.

                    4.10.3 Each and every Intercompany Interest shall be retained, except for the Interests in Holdings, and in each of the Non-reorganizing Debtors, which Interests shall be canceled as of the Effective Date.

                    4.10.4 On the Effective Date, or as soon thereafter as practicable, each of the Non-reorganizing Debtors shall be dissolved.

                    4.10.5 On or prior to the Effective Date, Holders of Allowed Bond Claims will contribute the portions of their Bonds and their Allowed Bond Claims that will be exchanged for New Common Stock to Newco, which will be a newly-formed holding company classified as a corporation for U.S. federal income tax purposes. On or prior to the Effective Date, Newco will enter into the Exit Facility. In addition, on or prior to on the Effective Date, each Holder of an Allowed Bond Claim that has exercised its Subscription Right and each Put Party shall contribute its purchase price for its Rights Offering Securities to Newco in exchange for Rights Offering Securities issued by Newco. On the Effective Date, (i) Newco (or Newco and Newco Sub, a wholly-owned subsidiary corporation of Newco, to the extent Newco contributes a portion of such proceeds to Newco Sub) will transfer the proceeds Newco received from the Exit Facility and the Rights Offering to Reorganized Holdings, which proceeds shall be distributed in accordance with the Plan, in exchange for a corresponding value of New Membership Interests of Reorganized Holdings in accordance with Newco and Newco Sub’s (if applicable) ownership percentages, and (ii) Newco (or Newco and Newco Sub) will contribute such Bonds and Allowed Bond Claims to Reorganized Holdings and will receive in exchange a corresponding value of New Membership Interests of Reorganized Holdings in accordance with Newco and Newco Sub’s (if applicable) ownership percentages, with respect to the portion of the Allowed Bond Claims that are to be contributed to Newco for New Common Stock under the Plan. In the sole discretion of the Put Parties, the transactional steps with respect to the Holders of Allowed Bond Claims may also be reordered and their timing changed so that, for example, Holders of Allowed Bond Claims contribute the relevant portion of their Bonds and Allowed Bond Claims to Reorganized Holdings in exchange for a corresponding value of New Membership Interests, and thereafter contribute such New Membership Interests to Newco in exchange for their respective shares of New Common Stock (and, if applicable, Newco contributes a portion of such New Membership Interests to Newco Sub in accordance with their respective ownership percentages), or Holders of Allowed Bond Claims transfer the relevant portion of their Bonds and Allowed Bond Claims directly to Newco Sub in exchange for New Common Stock of Newco. After the Effective Date, Newco and Newco Sub, if applicable shall own, in the aggregate, 100% of the New Membership Interests in Reorganized Holdings. Notwithstanding the foregoing, prior to the issuance of any New Membership Interests of Reorganized Holdings to Newco and Newco Sub and prior to the cancellation of the pre-existing Interests in Holdings and consistent with Section 7.1, all Claims against the Debtors shall be extinguished such that any cancellation of indebtedness income realized in connection with the Plan will be realized by Holdings and the other Debtors while Holdings is treated as a partnership for U.S. federal income tax purposes and owned exclusively by the existing Holders of equity Interests in Holdings. All such cancellation of indebtedness income as well as all items of income, gain, loss and deduction recognized by Holdings through the end of the day on the Effective Date (including with respect to the transfer of the Litigation Trust Assets, and any other deemed or actual asset transfers pursuant to the Plan) shall be allocated to the Holders of equity Interests in Holdings that held such equity Interests immediately prior to the Effective Date. The existing equity Interests in Holdings will not be cancelled, and the New Membership Interests in Reorganized Holdings shall not be issued, until the end of the day on the Effective Date. In furtherance of the foregoing, Cash will not be transferred to Holdings until after 12:00 p.m. on the Effective Date. In no event shall Newco, Newco Sub, Holders of Allowed Bond Claims or the Put Parties be allocated any cancellation of indebtedness income or any other item of income, gain, loss or deduction that is attributable or related to the Plan. The tax returns of Reorganized Greektown and the Debtors for the year of cancellation, including the allocation of items to and among the owners of equity Interests in Holdings, and all elections relating thereto as well as the tax characterization of the Restructuring Transactions shall be determined in the sole discretion of the Put Parties. The Put Parties shall also determine the relative proportions of Bonds and Allowed Bond Claims, and therefore the relative percentages of the Holders’ tax basis, attributable to each portion of the consideration the Holders of Allowed Bondholder Claims receive hereunder. None of the Debtors or any of the direct or indirect Holders of equity Interests in the Debtors shall make an election under IRC Section 108(i) with respect to any cancellation of indebtedness income realized by the Debtors or such Holders in connection with this Plan. Subject to Section 4.15.2 of the Plan, each of the Debtors, Holders and Noteholder Plan Proponents agree to file tax returns and otherwise treat the transactions under this Plan in a manner consistent with the tax treatment described in Section 4.10.5 of the Plan and the other provisions of the Plan as determined by the Put Parties.

          4.11 Cancellation of Existing Equity Interests in Holdings and the Non-reorganizing Debtors. Except as otherwise set forth herein, at the end of the day on the Effective Date all agreements, Instruments, and other documents evidencing any equity Interest in Holdings, or in any of the Non-reorganizing Debtors, and any right of any Holder in respect thereof including any Claim related thereto, shall be deemed cancelled, discharged and of no force or effect.

          4.12 Litigation Trust.

                    4.12.1 General. On or before the Effective Date, the Litigation Trust Agreement, in form and substance reasonably acceptable to each of the Noteholder Plan Proponents, shall be executed, and all other necessary steps shall be taken to establish the Litigation Trust and the beneficial interests therein, which shall be for the benefit of the Holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule. In the event of any conflict between the terms of the Plan and the terms of the Litigation Trust Agreement, the terms of the Litigation Trust Agreement shall govern. Such Litigation Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties, and authorities do not affect the status of the Litigation Trust as a liquidating trust for United States federal income tax purposes, or otherwise have material adverse effect on the recovery of holders of Allowed General Unsecured Claims or Allowed Bond Claims.

                    4.12.2 Purpose of Litigation Trust. The Litigation Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulations section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

                    4.12.3 Fees and Expenses of Litigation Trust. All fees, expenses, and costs of the Litigation Trust (including interest on the Litigation Trust Loan) shall be paid by the Litigation Trust, and Reorganized Greektown shall not be responsible for any fees, expenses and costs of the Litigation Trust.

                    4.12.4 Litigation Trust Loan.

(i)	On the Effective Date, Reorganized Casino shall make the Litigation Trust Loan to the Litigation Trust.

(ii)

The Litigation Trust Loan shall be evidenced by a note payable by the Litigation Trust to Reorganized Casino and such other appropriate documentation to evidence the Litigation Trust Loan, the forms of which shall be included in the Plan Supplement and reasonably acceptable in form and substance to the Put Parties. In the event of any inconsistency between the terms of the Plan and the terms of such documentation, the terms of such documentation shall control.

(iii)

The Litigation Trust Loan shall accrue simple interest at the rate of 8% annually. The Litigation Trust Loan and accrued interest on that loan shall be paid in accordance with the Litigation Distribution Schedule.

                    4.12.5 Litigation Trust Assets. As of the Effective Date, the Debtors shall assign and transfer to the Litigation Trust all of their rights, title and interest in and to the Litigation Trust Assets for the benefit of the holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, and shall be free and clear of any liens, claims and encumbrances, and no other entity, including the Debtors or Reorganized Greektown (other than Reorganized Casino with respect to the Litigation Trust Loan), shall have any interest, legal, beneficial, or otherwise, in the Litigation Trust or the Litigation Trust Assets upon their assignment and transfer to the Litigation Trust (other than as provided herein or in the Litigation Trust Agreement); provided, however, that such assets shall be transferred to the Litigation Trust subject only to the obligation of the Litigation Trust to make distributions under the Litigation Distribution Schedule pursuant to Section 4.12.14 hereof.

                    4.12.6 Governance of Litigation Trust. The Litigation Trust shall be governed by the Litigation Trust Agreement and administered by the Litigation Trustee.

                    4.12.7 Appointment of the Litigation Trustee. Prior to the Effective Date, the Creditors’ Committee, with the prior consent of the other Noteholder Plan Proponents shall select the Litigation Trustee. The identity of and contact information for the Litigation Trustee (or proposed Litigation Trustee, if applicable) shall be set forth in the Litigation Trust Agreement. In the event the Litigation Trustee dies, is terminated, or resigns for any reason, a successor shall be designated in accordance with the Litigation Trust Agreement.

                    4.12.8 The Trust Governing Board.

(i)

The Litigation Trustee shall take direction from a “Trust Governing Board” that shall initially consist of three (3) directors selected by the Creditors’ Committee with the prior consent of the other Noteholder Plan Proponents. The identity of the individuals serving (or if applicable to be nominated to serve) on the Trust Governing Board shall be set forth in the Litigation Trust Agreement. In the event one of the Trust Governing Board directors dies, is terminated, or resigns for any reason, a successor shall be designated in accordance with the Litigation Trust Agreement.

(ii)	Any fees and expenses of individuals serving on the Trust Governing Board shall be Litigation Claims Costs.

(iii)	In all circumstances, the Trust Governing Board shall act in the best interests of all beneficiaries of the Litigation Trust and in furtherance of the purpose of the Litigation Trust.

                    4.12.9 Role of the Litigation Trustee. In furtherance of and consistent with the purpose of the Litigation Trust and the Plan, the Litigation Trustee shall (i) hold the Litigation Trust Assets for the benefit of the holders of Allowed General Unsecured Claims and Allowed Bond Claims and such other beneficiaries as described in the Litigation Distribution Schedule, (ii) make distributions of Litigation Claim Proceeds pursuant to the Litigation Distribution Schedule as provided herein, and (iii) have the power and authority to resolve any Avoidance Claims and Unsettled Bond Avoidance Action Claims, provided, however, Avoidance Claims, other than Unsettled Bond Avoidance Action Claims, shall be used solely in the Claims reconciliation process for Claims reduction, setoff or defensive purposes, provided further, however, the Litigation Trustee cannot settle any Avoidance Claims unless the Bankruptcy Court enters an order approving such settlement pursuant to Rule 9019 of the Bankruptcy Rules. To the extent that any action has been taken to prosecute or otherwise resolve any Avoidance Claims prior to the Effective Date by the Debtors, the Creditors’ Committee, and/or any other party, the Litigation Trustee shall be substituted for the Debtors, the Creditors’ Committee, and/or the other party in connection therewith. The Litigation Trustee shall be responsible for all decisions and duties with respect to the Litigation Trust and the Litigation Trust Assets. In all circumstances, the Litigation Trustee shall act in the best interests of all beneficiaries of the Litigation Trust and in furtherance of the purpose of the Litigation Trust.

                    4.12.10 Litigation Trust Interests. The Litigation Trust Interests shall not be certificated and are not transferable.

                    4.12.11 Cash. The Litigation Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

                    4.12.12 Retention of Professionals by the Litigation Trustee. The Litigation Trustee may retain and reasonably compensate counsel and other professionals, as applicable, to assist in its duties as Litigation Trustee on such terms as the Litigation Trustee deems appropriate, without Bankruptcy Court approval, subject to the prior approval of the Trust Governing Board.

                    4.12.13 Compensation of the Litigation Trustee. The salient terms of the Litigation Trustee’s employment, including the Litigation Trustee’s duties and compensation (which compensation shall be negotiated by the Litigation Trustee), to the extent not set forth in the Plan, shall be set forth in the Litigation Trust Agreement. The Litigation Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy cases.

                    4.12.14 Distribution of Litigation Trust Assets.

(i)

As soon as reasonably practicable in the reasonable discretion of the Litigation Trustee, the Litigation Trustee shall distribute all Cash on hand (treating as Cash for purposes of this Section any permitted investments under Section 4.12.11 hereof), except such amounts (A) as would be distributable to a holder of a Disputed General Unsecured Claim (as of the time of such distribution) if such Disputed General Unsecured Claims had been Allowed in the full amount asserted by the holder of such Claim prior to the time of such distribution (but only until such Claim is resolved), which amounts shall be held in the LT Disputed Claims Reserve, (B) as are reasonably necessary, in the sole discretion of the Litigation Trustee, to meet contingent liabilities and to maintain the value of the Litigation Trust during liquidation, (C) to pay reasonable expenses in the sole discretion of the Litigation Trustee (including, but not limited to, any taxes imposed on the Litigation Trust or in respect of the Litigation Trust Assets, including any taxes in respect of LT Disputed Claims Reserve), and (D) to satisfy other liabilities incurred by the Litigation Trust in accordance with the Plan or the Litigation Trust Agreement. The Litigation Trustee shall distribute Cash in accordance with the Litigation Distribution Schedule.

(ii)

The Litigation Trustee shall remove funds from the LT Disputed Claims Reserve as the Disputed General Unsecured Claims are resolved, which funds shall be distributed in the manner provided for in Section 4.12.14(A).

                    4.12.15 Federal Income Tax Treatment of Litigation Trust.

(i)

Litigation Trust Assets Treated as Owned by Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, Reorganized Greektown, the Litigation Trustee, and the holders of Allowed General Unsecured Claims and Allowed Bond Claims) shall treat the transfer of the Litigation Trust Assets to the Litigation Trust including any amounts or other assets subsequently transferred to the Litigation Trust (but only at such time as actually transferred) for the benefit of the holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule as (A) a transfer of the Litigation Trust Assets, for all purposes of the Internal Revenue Code of 1986, as amended (including sections 61(a)(12), 483, 1001, 1012, and 1274), directly to the beneficiaries of the Litigation Trust, followed by (B) the transfer by such persons to the Litigation Trust of such Litigation Trust Assets in exchange for beneficial interests in the Litigation Trust. Accordingly, the holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the applicable Litigation Trust Assets.

(ii)	Tax Reporting.

(A)

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Litigation Trustee), all parties shall treat the Litigation Trust as a “liquidating trust” in accordance with Treasury Regulations section 301.7701-4(d), of which the holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule are the grantors and beneficiaries. In the event an alternative treatment of the Litigation Trust is required for federal income tax purposes, the Litigation Trustee shall promptly notify in writing (or by comparable means) all holders of beneficial interests in the Litigation Trust, and anyone who subsequently becomes a holder, of such alternative treatment. The Litigation Trustee shall file returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) and in accordance with this Section 4.12.15. The Litigation Trustee also shall annually send to each record holder of a beneficial interest in the Litigation Trust a separate statement setting forth such holder’s share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Litigation Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Litigation Trust that are required by any governmental unit. Subject to Section 4.12.15(ii)(C), the Litigation Trust’s taxable income, gain, loss, deduction or credit shall be allocated by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distribution described in the Plan) if, immediately prior to the deemed distribution, the Litigation

Trust had distributed all of its other assets (valued at their tax book value) in accordance with the provisions of the Plan and the Litigation Trust Agreement, up to the tax book value of the Litigation Trust Assets treated as contributed by the holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule, adjusted for prior taxable income and loss, and taking into account all prior and concurrent distributions from the Litigation Trust. Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets.

(B)

As soon as possible after the Effective Date, the Litigation Trustee shall make a good faith valuation of the value of the Litigation Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and all parties must consistently use such valuation for all federal income tax purposes.

(C)

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee requests one, or the receipt of an adverse determination by the Internal Revenue Service upon an audit if not contested by the Litigation Trustee), the Litigation Trustee shall (1) make an election pursuant to Treasury Regulations section 1.468B-9 to treat the LT Disputed Claims Reserve as a “disputed ownership fund” within the meaning of that section; (2) treat as taxable income or loss of the LT Disputed Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Litigation Trust that would have been allocated to the holders of Disputed General Unsecured Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (3) treat as a distribution from the LT Disputed Claims Reserve any assets previously allocated to or retained on account of Disputed General Unsecured Claims as and when, and to the extent, such claims are subsequently resolved (following which time such assets shall no longer be held in the LT Disputed Claims Reserve), and (4) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes

(including making any appropriate elections). The holders of Allowed General Unsecured Claims and Allowed Bond Claims, whether Allowed on or after the Effective Date, and such other beneficiaries as described in the Litigation Distribution Schedule shall report, for tax purposes, consistent with the foregoing.

(D)

The Litigation Trustee shall be responsible for payments, out of the Litigation Trust Assets, of any taxes imposed on the Litigation Trust or the Litigation Trust Assets, including the LT Disputed Claims Reserve.

(E)

The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust, including the LT Disputed Claims Reserve, under section 505(b) of the Bankruptcy Code, for all returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the dissolution of the Litigation Trust (including the LT Disputed Claims Reserve).

                    4.12.16 Dissolution of Litigation Trust. The Litigation Trustee and the Litigation Trust shall be discharged or dissolved, as the case may be, at such time as (i) the Litigation Trustee determines that the pursuit of additional Avoidance Actions is not likely to yield sufficient additional Litigation Claims Proceeds to justify further pursuit of such claims and (ii) all distributions of Litigation Claims Proceeds required to be made by the Litigation Trustee under the Plan have been made, but in no event shall the Litigation Trust be dissolved later than five (5) years from the Effective Date unless the Bankruptcy Court, upon motion made within the six (6) month period prior to such fifth (5th) anniversary (and, in the event for further extension, at least six (6) months prior to the end of the preceding extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery on and liquidation of the Litigation Trust Assets. Upon dissolution of the Litigation Trust, any remaining Litigation Trust Assets shall be distributed in accordance with the Litigation Trust Agreement (which shall include the Litigation Distribution Schedule).

          4.13 Dissolution of the Creditors’ Committee.

                    4.13.1 The Creditors’ Committee shall continue to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.

                    4.13.2 On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all of their duties, responsibilities and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate except as provided herein.

                    4.13.3 Notwithstanding anything in this Section, after the occurrence of the Effective Date, the Creditors’ Committee shall continue with respect to: (a) claims for compensation for the Creditors’ Committee’s Professionals; (b) any appeals of the Confirmation Order; and (c) any adversary proceedings or contested matters pending as of the Effective Date to which it is a party, including final resolution of any objections to Claims Filed by the Creditors’ Committee. Notwithstanding the above, the Debtors and Reorganized Greektown shall have no further obligation to fund, compensate or reimburse the Creditors’ Committee for any costs, fees or expenses incurred after the Effective Date, except for services rendered in connection with applications for allowance of Professional Claims pending on the Effective Date or filed after the Effective Date.

                    4.13.4 After the Effective Date, the Litigation Trustee shall have standing to bring an action in the Bankruptcy Court to compel payment of the installments of the Unsecured Distribution Fund provided in Sections 3.5.2, 3.6.2, 3.7.2, 3.8.2, 3.9.2, and 3.10.2.

          4.14 Funding. Reorganized Greektown shall fund certain Cash distributions under this Plan with Cash on hand, including Cash proceeds from current and future operations. Reorganized Greektown may seek any refinancing as shall be determined in the discretion of Reorganized Greektown, or the sale or other disposition of additional stock or other securities, subject to the limitations contained in this Plan. Under no circumstances shall any financing, refinancing or sale of securities, of any kind, obligate Reorganized Greektown to accelerate any payment obligation set forth in this Plan, except as explicitly set forth in this Plan.

          4.15 Additional Restructuring Transactions.

                    4.15.1 Upon the occurrence of the Effective Date, subject to the provisions and obligations set forth in this Plan, Reorganized Greektown may enter into such other transactions and may take any such actions as Reorganized Greektown may deem to be necessary or appropriate without the need to provide notice or to seek approval from the Bankruptcy Court.

                    4.15.2 After Confirmation, but before the occurrence of the Effective Date, subject to (i) applicable law and (ii) the provisions of this Plan, the Debtors, at the request of the Put Parties and, to the extent required under the terms of the Letter Agreement, the Ad Hoc Lender Group may enter into further or additional Restructuring Transactions which may include, among other things and without limitation, a change in the organizational form or the tax treatment of any of the Debtors or Reorganized Greektown or a change in any of the transactions described herein (provided that any such change is not inconsistent with the terms and conditions of the Letter Agreement) or their tax treatment, a sale of assets by Holdings and/or Casino to a newly-formed entity, or the filing of registration statements of any or all of the Reorganizing Debtors or Newco or Newco Sub with the Securities and Exchange Commission and any appropriate state agency. No further notice or Bankruptcy Court approval of any kind shall be necessary for any such transactions consistent with this Plan that shall become effective after the Effective Date.

          4.16 Corporate or Company Action. Each of the matters provided for in this Plan involving the organizational structure of any Debtor or Reorganized Debtor or Newco or Newco Sub, corporate or company action to be taken or required of any Debtor or Reorganized Debtor or Newco or Newco Sub, and the issuance of the New Common Stock and New Preferred Stock shall, as of the Effective Date, be deemed to have occurred, and have been approved and authorized, and shall be effective as provided under this Plan without the requirement of any further action of any kind by the shareholders, directors, officers, members, or management board of the Debtors or Reorganized Greektown.

          4.17 Effectuating Documents. Each of the chief executive officer and the chief financial officer or any other officer of the Debtors and, where appropriate, the Disbursing Agent, shall be and hereby is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate on behalf of the Debtors or Reorganized Greektown to effectuate and further evidence the terms and conditions of this Plan without further notice to or order, action or approval of the Debtors’ management board or the Bankruptcy Court.

          4.18 Exemption from Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, any sale or transfer from a Debtor or Reorganized Debtor, or Newco or Newco Sub to another Debtor or Reorganized Debtor, or Newco or Newco Sub or to any other Person pursuant to, in contemplation of, or in connection with this Plan, including the issuance of the New Common Stock and New Preferred Stock, the transfer, assignment or sale of real and personal property, the creation, transfer, assignment or recording of any securities, title documents, bills of sale, leases or subleases, mortgages, security interests and other Liens and instruments, shall not be subject to any transfer, sales, use, stamp, recording or value-added taxes and any other similar tax, levy, withholding, charge, deduction or governmental assessment to the fullest extent contemplated by section 1146 of the Bankruptcy Code. Similarly, any cancellation or discharge of indebtedness income that would otherwise be realized under any state or local tax on or measured by income by a Debtor that is treated as a partnership for federal income tax purposes shall not be realized by such Debtor pursuant to Section 346(j) of the Bankruptcy Code. The Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

          4.19 Transfer of Causes of Action.

                    4.19.1 Vesting of Causes of Action. On the Effective Date, Reorganized Greektown shall transfer all rights to commence and pursue, as appropriate, any and all and all Avoidance Actions (except for Bond Avoidance Action Claims that are settled or waived pursuant to Section 4.20 of the Plan), whether belonging to the Reorganizing Debtors or the Non-reorganizing Debtors, and whether arising before or after the Petition Date, to the Litigation Trust. All such Avoidance Claims, along with all rights, interests and defenses related thereto, shall vest with the Litigation Trust. In accordance with section 1123(b) of the Bankruptcy Code, except as otherwise provided in this Plan, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, whether belonging to the Reorganizing Debtors or the Non-reorganizing

Debtors, and whether arising before or after the Petition Date, including, but not limited to, Retained Causes of Action assigned to the Reorganized Debtors by the Non-Reorganizing Debtors as provided in this Plan. All such Retained Causes of Action, along with all rights, interests and defenses related thereto, shall vest with the applicable Reorganized Debtor. All Retained Causes of Action of the Non-reorganizing Debtors shall be transferred to, and shall vest in, Reorganized Holdings.

                    4.19.2 All Causes of Action are Specifically Reserved, Whether or Not Specifically Listed in this Plan, Schedules or the Disclosure Statement. Unless any Cause of Action against a Person is expressly waived, relinquished, exculpated, released, compromised or settled in this Plan or a Final Order, all Causes of Action are specifically reserved for later adjudication, including all Causes of Action belonging to the Non-reorganizing Debtors. Therefore, no preclusion doctrine, estoppel (judicial, equitable or otherwise) or laches shall apply to any of the Causes of Action upon, after or as a consequence of the Confirmation, the Effective Date or Consummation of this Plan.

                    4.19.3 Preservation of Defensive Use of Retained Causes of Action. Whether or not any Retained Cause of Action is pursued or abandoned, Reorganized Greektown reserve their rights to use any Cause of Action defensively, including for the purposes of asserting a setoff or recoupment, or to object to all or part of any claim pursuant to section 502(d) of the Bankruptcy Code or otherwise.

          4.20 Settlement or Waiver of Bond Avoidance Action Claims. After the Confirmation Date but prior to the Effective Date, the Debtors, solely at the express written direction of the Noteholder Plan Proponents, may settle or waive any Bond Avoidance Action Claims, and proceeds of any settlement of such Bond Avoidance Action Claims shall remain in the Estate and be transferred to and vest in Reorganized Casino on the Effective Date.

          4.21 Payment of Certain Fees and Expenses. On the Effective Date, Reorganized Greektown shall pay all reasonable fees and expenses of all counsel and financial advisors to the Put Parties and to the Ad Hoc Lender Group, and to the Indenture Trustee that have not been previously paid by the Debtors. Also on the Effective Date, Reorganized Greektown shall pay all reasonable fees and expenses of the Indenture Trustee, any fees and amounts payable to parties to the Letter Agreement and the Purchase and Put Agreement pursuant to the terms of such agreements that have not been previously paid by the Debtors, and any fees of the Rights Offering Agent that have not been previously paid by the Debtors.

          4.22 Direct Equity Purchase. On the Effective Date, subject to the terms and conditions contained in the Purchase and Put Agreement, Sola Ltd and Solus Core Opportunities Master Fund Ltd will consummate the Direct Equity Purchase.

ARTICLE V

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

          5.1 Claims Administration. Reorganized Greektown shall be responsible for and shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors, including all Administrative Claims, Priority Tax Claims, and other Priority Claims, and making distributions (if any) with respect to all Claims and Interests, except that the Litigation Trustee shall be responsible for and shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims in each of the General Unsecured Classes as provided for in this Article. The Litigation Trustee shall be entitled to compensation for its activities relating to Claims administration under this Section solely as provided in the Litigation Trust Agreement, and Reorganized Greektown shall have no obligation to provide any funding or compensation for such Claims administration.

          5.2 Filing of Objections. Unless otherwise provided herein or extended by the Bankruptcy Court, any objections to Claims and/or Interests shall be Filed on or before the Claim Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Holder of the Claim or Interest if Reorganized Greektown or the Litigation Trustee, as the case may be, effect service in any of the following manners: (i) in accordance with Bankruptcy Rule 3007, (ii) to the extent counsel for a Holder of a Claim or Interest is unknown, by first-Class mail, postage prepaid, on the signatory on the Proof of Claim or other representative identified on the Proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no Proof of Claim is Filed or if the Debtors and the Litigation Trustee have been notified in writing of a change of address), or (iii) by first-Class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim or Interest in the Chapter 11 Cases and has not withdrawn such appearance.

          5.3 Claim Dispute Resolution Procedures. Resolution of disputes regarding Claims shall be subject to the following parameters:

                    5.3.1 If the Settlement Amount for a General Unsecured Claim, Secured Claim, Priority Claim, Administrative Claim, or other Claim or postpetition Claim is less than $250,000, Reorganized Greektown or Litigation Trustee, as applicable, shall be authorized to settle such Claim or Interest without the need for further Bankruptcy Court approval or further notice.

                    5.3.2 If the Settlement Amount for a General Unsecured Claim, Secured Claim, Priority Claim, Administrative Claim, or other Claim or postpetition Claim is greater than or equal to $250,000, Reorganized Greektown or the Litigation Trustee, as applicable, shall file a proposed settlement stipulation with the Bankruptcy Court with notice and hearing consistent with the Local Rules and the Bankruptcy Rules.

                    5.3.3 Settlement of any pre-petition controversies in these categories resulting in monetary Claims against the Debtors shall be resolved solely by determination and allowance of a Claim, subject to the requirements of this Article.

                    5.3.4 Settlement of any postpetition controversies in these categories resulting in monetary Claims against the Debtors or Reorganized Greektown may be resolved, where applicable, by Reorganized Greektown, by an allowance of an Administrative Claim related to such settlement, subject to the requirements of this Article.

                    5.3.5 Reorganized Greektown are authorized to allow Claims against specific Debtors and their Estates, where the allowance of such Claims otherwise meets the requirements of this Article.

                    5.3.6 Reorganized Greektown are authorized to allow Claims with a specific priority and security status, where the allowance of such Claims otherwise meets the requirements of this Article and does not in any way affect, whether as a prior or subordinated Lien, the Lien of any other party. For purposes of clarity and without limitation, the granting or recognition of a subordinated Lien shall not be Allowed, absent a Bankruptcy Court order, without the consent of all other Lien Holders with respect to the affected collateral.

                    5.3.7 The Litigation Trustee shall be authorized to settle only Claims in the General Unsecured Classes and shall not be authorized to allow or permit any recovery other than the allowance of the Claims in the General Unsecured Classes. For purposes of clarity and without limitation, the Litigation Trustee shall not be authorized to recognize or allow any Secured Claim or Priority Claim. Notwithstanding anything to the contrary in these procedures, to the extent that an asserted Secured Claim or Priority Claim is recharacterized as a Claim in the General Unsecured Classes, the Litigation Trustee shall have no less than thirty (30) days after entry of a Final Order recharacterizing the Claim to object to Allowance of the Claim in full or in part.

          5.4 Determination of Claims. Any Claim (or any revision, modification, or amendment thereof) determined and liquidated pursuant to (i) the procedures listed in this Article or (ii) a Final Order of the Bankruptcy Court shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with this Plan. The payment of any Allowed Claim shall be made pursuant to Articles III and VIII of this Plan, unless otherwise ordered by the Bankruptcy Court.

          5.5 Insider Settlements. Notwithstanding anything contained in this Article, any settlement that involves an Insider shall be effected only in accordance with Bankruptcy Rule 9019(a).

          5.6 Ordinary Course of Business Exception. This Article shall in no manner affect, impair, impede, or otherwise alter the right of Reorganized Greektown to resolve any controversy arising in the ordinary course of the Debtors’ or Reorganized Greektown’s business or under any other order of the Bankruptcy Court.

          5.7 Adjustment to Claims Without Objection. Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtor or Litigation Trustee without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Person.

          5.8 Disallowance of Claims.

                    5.8.1 Any Claim or Interest held by Persons from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that are transferees of transfers avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy

Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distribution of account of such Claims until such time as such Causes of Action against that Person have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Litigation Trust by that Person have been turned over or paid. All Claims Filed on account of any employee benefits or wages referenced in the Schedules which were paid by the Debtors prior to the Confirmation Date, shall be deemed satisfied and expunged from the Claims Register as of the Effective Date, without further notice to, or action, order, or approval of, the Bankruptcy Court.

          5.9 Amendments to Claims. On or after the Effective Date, except as provided herein, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court, Reorganized Greektown, or the Litigation Trustee. To the extent any such Claim is Filed without such authorization, such Claim shall be deemed to be a Disallowed Claim and expunged without any further notice to or action, order, or approval of the Bankruptcy Court or any other Person.

          5.10 Offer of Judgment. Reorganized Greektown or the Litigation Trustee is authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Fed.R.Civ.P. 68 shall apply to such offer of judgment. To the extent the Holder of a Claim must pay the costs incurred by Reorganized Greektown or the Litigation Trustee after the making of such an offer, Reorganized Greektown or the Litigation Trustee is entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court or any other Person.

ARTICLE VI

CONDITIONS PRECEDENT

          6.1 Conditions Precedent to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in writing in accordance with Section 6.3 of this Plan:

                    6.1.1 The Confirmation Order, this Plan, and all exhibits and annexes to each of this Plan and the Confirmation Order shall be in form and substance acceptable to each of the Noteholder Plan Proponents and, solely with respect to the Confirmation Order, reasonably acceptable to the Ad Hoc Lender Group.

                    6.1.2 The Confirmation Order shall have been entered by the Bankruptcy Court on or prior to January 31, 2010 (or, in the event that a third party files a competing plan of reorganization, March 31, 2010), unless such date is extended or waived pursuant to section 6.3 hereof; provided, however that the failure of the Bankruptcy Court to enter the Confirmation Order on or prior to January 31, 2010 or March 31, 2010, as applicable, is not directly caused by any action or inaction on the part of any member of the Ad Hoc Lender Group.

          6.2 Conditions Precedent to Consummation. The following are conditions precedent to Consummation, each of which may be satisfied or waived in writing in accordance with Section 6.3 of this Plan:

                    6.2.1 The conditions precedent to the effectiveness of the Exit Facility and the Purchase and Put Agreement are satisfied or waived in accordance with the terms thereof by the parties thereto and Reorganized Greektown has access to funding under the Exit Facility and access to the proceeds of the Rights Offering, the Put Agreement, and the Direct Equity Purchase;

                    6.2.2 The Confirmation Order, with the Plan and all exhibits and annexes to each, in form and substance reasonably satisfactory to the Noteholder Plan Proponents, and, solely with respect to the Confirmation Order, reasonably acceptable to the Ad Hoc Lender Group, shall have been entered by the Bankruptcy Court and shall be a Final Order.

                    6.2.3 All actions, documents and agreements necessary to implement this Plan shall be in form and substance satisfactory to the Noteholder Plan Proponents, and to the extent required under the Letter Agreement, the Ad Hoc Lender Group, and shall have been effected or executed as applicable.

                    6.2.4 All authorizations, consents and regulatory approvals required for this Plan’s effectiveness shall have been obtained and not revoked including, without limitation, any required City of Detroit or required MGCB regulatory approvals and consents, and, as required, Reorganized Greektown’s ownership structure, capitalization and management shall have been approved by the MGCB and the City of Detroit.

                    6.2.5 The Tax Rollback shall have become effective.

                    6.2.6 The Effective Date shall have occurred on or prior to June 30, 2010, unless such date is extended or waived pursuant to section 6.3 hereof; provided, however that the failure of the Effective Date to occur on or prior to June 30, 2010 is not directly caused by any action or inaction on the part of any member of the Ad Hoc Lender Group.

                    6.2.7 Either the Debtors’ assumption of the current development agreement with the City of Detroit, or the Debtors’ entry into a revised development agreement with the City of Detroit acceptable to the Put Parties that complies with M.C.L. § 432.206(1)(b), shall have been approved by a Final Order.

          6.3 Waiver of Conditions Precedent. The conditions to Confirmation or Consummation of this Plan set forth in Section 6.1.1, 6.2.2, and 6.2.3 may be waived in whole or in part by written consent of the Noteholder Plan Proponents without further notice to, action, order, or approval of the Bankruptcy Court or any other Person. The conditions to Consummation of this Plan set forth in Sections 6.2.1, 6.2.5, and 6.27 may be waived in whole or in part by written consent of all of the Put Parties (and, solely with respect to Section 6.2.1 and to the extent required under the terms of the Letter Agreement, the Ad Hoc Lender Group) without further notice to, action, order, or approval of the Bankruptcy Court or any other Person. The conditions to Confirmation or Consummation of this Plan set forth in Section 6.1.2 and Section 6.2.6 may only be extended or waived by written consent of both (a) the holders of a majority of the principal amount of the Secured Claims under the Pre-petition Credit Agreement, and (b) the Debtors; provided, however, that if, in the case of either Section 6.1.2 or 6.2.6, the failure to satisfy such condition is directly caused by any action or inaction (after a written request from the Put Parties requesting that action be taken which is required to effect the provisions of the Stipulation) on the part of the Debtors or the DIP Agent or the Pre-petition Agent, such condition can be extended or waived without the consent of the Debtors; provided further, however, that the Debtors shall agree to grant such waiver or extension unless in the proper exercise of their fiduciary duties they determine that such consent should not be provided under the circumstances. The failure of the Put Parties, the Noteholder Plan Proponents, or the Pre-petition Lenders to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

          6.4 Effect of Non-Occurrence of Conditions to the Effective Date. Each of the conditions to Consummation must be satisfied or waived pursuant to Section 6.2 or Section 6.3 hereof. If the conditions to Consummation have not been satisfied or waived pursuant to Section 6.2 or Section 6.3 hereof by June 30, 2010, unless such date is extended or waived pursuant to Section 6.3 hereof, the Confirmation Order shall be vacated according to its terms. Additionally, if the conditions to Consummation have not been satisfied or waived pursuant to Section 6.2 or Section 6.3 hereof, then upon motion by one or more of the Noteholder Plan Proponents made before the Effective Date and following a hearing on such motion, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion to vacate, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this Section 6.4 or otherwise, then except as provided in any Final Order vacating the Confirmation Order, this Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to this Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, and rejections of executory contracts or unexpired leases pursuant to Article XIII, and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, Causes of Action or Retained Actions; (2) prejudice in any manner the rights of any Debtor or any other Person; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Person.

ARTICLE VII

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

          7.1 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, Confirmation of this Plan and the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date, of all Claims and causes of action, whether known or unknown, against, liabilities of, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such Claim, debt, right, or Interest is Filed or deemed Filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed under section 502 of the Bankruptcy Code, or (c) the Holder of such a Claim, right, or Interest accepted this Plan, The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

          7.2 Subordinated Claims. Pursuant to section 510 of the Bankruptcy Code, Reorganized Greektown reserves the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

          7.3 Release By Debtor Released Parties of Released Parties. Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession for and on behalf of its Estate, and each other Debtor Released Party automatically and without further notice, consent or order shall be deemed to have, and shall have, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties (subject only to the limitations of this section) for and from any and all claims or Causes of Action existing from the beginning of time through the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Exculpated Claims, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner relating to any such Claims, Interests, restructuring, a Restructuring Transaction or the Chapter 11 Cases; provided, however, that the Debtors or Reorganized Greektown may assert any Retained Actions against the Released Parties solely for defensive purposes to defend against Claims asserted by the Released Parties against the Debtors or Reorganized Greekown (but such Retained Actions shall not be assignable except as assigned pursuant to this Plan), provided further, however, that nothing contained herein is intended to operate as a release of any potential claims based upon gross negligence or willful misconduct or Claims that are included within Litigation Trust Assets.

          7.4 Releases by Holders of Claims and Interests. Except as otherwise provided in this Plan on or after the Effective Date, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including Exculpated Claims, any derivative claims asserted on behalf of any Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, a Restructuring Transaction, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of this Plan and Disclosure Statement, or related agreements or other documents, instruments, the Debtor/Lender Plan and Debtor/Lender Disclosure Statement, or related agreements or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that nothing contained herein is intended to operate as a release of any potential claims based upon gross negligence or willful misconduct, of Retained Actions, or of Litigation Trust Assets; provided further, however, that this Section 7.3 shall not release any Released Party from any Cause of Action held by a Governmental Unit existing as of the Effective Date based on (i) the IRC or other domestic state, city, or municipal tax code; (ii) the environmental laws of the United States or any domestic state, city or municipality; (iii) any criminal laws of the United States or any domestic state, city or municipality; (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city or municipality; (v) the ERISA; or (vi) the Michigan Gaming Control and Revenue Act, M.C.L. 432.201, et seq., as amended, or the regulations promulgated thereunder.

          7.5 Exculpation. Except as otherwise provided in this Plan, effective as of the Effective Date, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from, any claim, obligation, cause of action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Released Parties have, and on the Effective Date shall be deemed to have, participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions made pursuant to this Plan, and therefore are not, and on account of such distributions, shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

          7.6 Injunction. Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date, all Persons that have held, currently hold, or may hold Claims or Interests that have been discharged or terminated pursuant to the terms of this Plan, including, without limitation, this Article VII, are permanently enjoined from taking any of the following actions against any of the Debtor Released Parties, or their property on account of any such discharged Claims, debts, liabilities, or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtors; and (v) commencing or continuing any action in any manner, in any place that does not comply, or is consistent, with the provisions of this Plan.

          7.7 Protections against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons, including Governmental Units, shall not discriminate against Reorganized Greektown or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, Reorganized Greektown, or other Persons with whom Reorganized Greektown has been associated, solely because one or more of the Debtors has been a Debtor under Chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

          7.8 Setoffs. Except as otherwise expressly provided for in this Plan, each Reorganized Debtor, Newco or Newco Sub pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed by the Holder of a Claim, may setoff against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim (before any distribution is made on account such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, Newco or Newco Sub, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to this Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to this Plan shall constitute a waiver or release by such Reorganized Debtor, Newco or Newco Sub of any such Claims, rights, and Causes of Action that such Reorganized Debtor, Newco or Newco Sub may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right, or Cause of Action of the Debtors or Reorganized Debtor, Newco or Newco Sub, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

          7.9 Recoupment. In no event shall any Holder of a Claim or Interest be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtor, Newco or Newco Sub, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

          7.10 Release of Liens. Except as otherwise provided in this Plan or in any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Articles III and VIII of this Plan, or with respect to the Pre-petition Lenders, the payment in full of the Claims of the Pre-petition Lenders, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to Reorganized Greektown and their successors and assigns.

          7.11 Document Retention. On and after the Effective Date, Reorganized Greektown may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by Reorganized Greektown.

          7.12 Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of a Person pursuant to section 502(e)(1)(B) of the

Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

          7.13 Exclusions and Limitations on Exculpation and Releases. Notwithstanding anything in this Plan to the contrary, no provision of this Plan or the Confirmation Order, including, without limitation, any exculpation or release provision, shall modify, release, or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTION

          8.1 Distributions on Claims Allowed as of the Effective Date. Except as otherwise provided for herein, as agreed by the relevant parties, or ordered by the Bankruptcy Court, distributions on account of Claims Allowed on or before the Effective Date under this Plan shall be made on the Distribution Date; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

          8.2 No Interest On Claims. Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Facility Order, or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on Claims, and no Holder of any Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

          8.3 Disbursing Agent. The Disbursing Agent or the Litigation Trustee, as applicable shall make all distributions required under this Plan. The Debtors and Reorganized Greektown, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. As a condition to serving as a Disbursing Agent, a Disbursing Agent must: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required hereunder; and (c) waive any right or ability to setoff, deduct from, or assert any Lien or encumbrance against the distributions required hereunder that are to be distributed by such Disbursing Agent. Reorganized Greektown shall reimburse any Disbursing Agent for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under this Plan to Holders of Allowed Claims, without the need for the Filing of an application with, or approval by, the Bankruptcy Court. The Disbursing Agent shall submit detailed invoices to the Debtors or Reorganized Greektown, as applicable, for all fees and expenses for which the Disbursing Agent seeks reimbursement and the Debtors or Reorganized Greektown, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or Reorganized Greektown, as applicable, deem to be unreasonable. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Disbursing Agent, the reviewing parties shall report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Disbursing Agent’s (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

          8.4 Distribution of Unsecured Distribution Fund. The Disbursing Agent shall, after receiving each installment payment of the Unsecured Distribution Amount, establish reserves for Disputed Claims pursuant to Section 8.9.3 of the Plan. As soon as practicable thereafter, the Disbursing Agent shall distribute remaining funds in the Unsecured Distribution Fund to the Holders of Allowed General Unsecured Claims in the General Unsecured Classes pursuant to sections 3.5 through 3.10 hereof.

          8.5 Surrender of Securities or Instruments.

                    8.5.1 On or before the Distribution Date, or as soon as practical thereafter, each Holder of an Instrument shall surrender such Instrument to the Disbursing Agent, and such Instrument shall be cancelled (automatically on the Effective Date and without regard to surrender) solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such Instruments; provided, however, that this Section 8.4 shall not apply to any Claims Reinstated pursuant to the terms of this Plan. In the event an Instrument has been lost, stolen, destroyed, or is otherwise unavailable, the Holder of a Claim shall, in lieu of surrendering the Instrument, execute an affidavit of loss setting forth the unavailability of the Instrument and provide indemnity reasonably satisfactory to Disbursing Agent to hold the Disbursing Agent harmless from any liabilities, damages, and costs incurred in treating the Holder as a Holder of an Allowed Claim. The acceptance of the affidavit of loss and indemnity by the Disbursing Agent shall be deemed, for all purposes pursuant to this Plan, to be a surrender of such Instrument. No distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Instrument is received by the Disbursing Agent or the unavailability of such Instrument is reasonably established to the satisfaction of the Disbursing Agent. Any Holder who fails to surrender or cause to be surrendered such Instrument, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent prior to the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Instrument and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to Reorganized Greektown notwithstanding any federal or state escheat laws to the contrary.

                    8.5.2 On the close of business on the Effective Date, the transfer ledgers for the Bonds shall be closed, and there shall be no further changes in the record holders of any Bonds. The Debtors and the Indenture Trustee shall have no obligation to recognize any transfer of the

Bonds occurring after the Effective Date. The Debtors and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers of the Indenture Trustee as of the close of business on the Effective Date.

                    8.5.3 On the Effective Date, the Indenture shall be deemed canceled, terminated, and of no further force or effect. Notwithstanding the foregoing, such cancellation of the Indenture shall not impair the rights of holders of the Bonds to receive distributions on account of such Allowed Bond Claims pursuant to the Plan, nor shall such cancellation impair the rights and duties under the Indenture as between the Indenture Trustee and holders of Allowed Bond Claims.

                    8.5.4 Upon the performance by the Indenture Trustee required hereunder, the Indenture Trustee, and its successors and assigns, shall be relieved of all obligations associated with the Indenture.

          8.6 Delivery of Distributions in General. Except as otherwise provided in this Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims shall be made by the Disbursing Agent or Litigation Trustee (a) at the addresses set forth on the Proofs of Claim Filed by such Holders of Claims or Interests (or at the last known addresses of such Holders of Claims or Interests if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent or Litigation Trustee after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Disbursing Agent or Litigation Trustee has not received a written notice of a change of address, or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent or the Litigation Trustee is notified of such Holder’s then current address, at which time all missed distributions shall be made to such Holder without interest. Amounts in respect of undeliverable distributions shall be returned to Reorganized Greektown or Litigation Trust, as applicable, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the later of (i) the first anniversary of the Effective Date or (ii) six months after such Holders’ Claim becomes an Allowed Claim. After such date, all unclaimed property shall revert to Reorganized Greektown. Upon such reversion, the Claim of any Holder of a Claim and its successors and assigns with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. The Debtors, Reorganized Greektown, the Disbursing Agent, and the Litigation Trustee, as applicable, shall not incur any liability whatsoever on account of any distributions under this Plan except for gross negligence or willful misconduct.

          8.7 Compliance with Tax Requirements and Allocations. In connection with this Plan, to the extent applicable, Reorganized Greektown, the Disbursing Agent and the Litigation Trustee shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, Reorganized Greektown, the Disbursing Agent, and the Litigation Trustee shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. Reorganized Greektown reserve the right, in their sole discretion, to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances

          8.8 Distributions for Tax Purposes. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

          8.9 Procedures for Treating and Resolving Disputed and Contingent Claims.

                    8.9.1 Payments and Distributions on Disputed Claims. Except as otherwise provided in this Plan, ordered by the Bankruptcy Court, or as agreed to by the relevant parties, distributions under this Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the first Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim, or in accordance with the Litigation Trust Agreement, as applicable; provided, however, that Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

                    8.9.2 No Distributions Pending Allowance. Notwithstanding any provision otherwise in this Plan and except as otherwise agreed by the relevant parties: (a) no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and the Disputed Claim has become an Allowed Claim; and (b) any Person that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed. All distributions made pursuant to this Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class.

                    8.9.3 Distribution Reserves. On the Effective Date, the Disbursing Agent shall establish one or more distribution reserves for the purpose of effectuating distributions to Holders of Disputed Claims pending the allowance or disallowance of such Claims in accordance with this Plan in their sole discretion. Reorganized Greektown may request estimation for any Disputed Claim that is contingent or unliquidated (but are not required to do so). Also on the Effective Date, the LT Disputed Claims Reserve shall be established in accordance with the Litigation Trust Agreement.

                    8.9.4 No Recourse to Debtors or Reorganized Greektown. Any Disputed Claim that ultimately becomes an Allowed Claim shall be entitled to receive its applicable distribution under this Plan solely from the distribution reserve established on account of such Disputed Claim, or in accordance with the Litigation Trust Agreement, as applicable. In no event shall any Holder of a Disputed Claim have any recourse with respect to distributions made, or to be made, under this Plan to Holders of such Claims to any Debtor or Reorganized Debtor, Newco or Newco Sub on account of such Disputed Claim, regardless of whether such Disputed Claim shall ultimately become an Allowed Claim, or regardless of whether sufficient property remains available for distribution in the applicable distribution reserve established on account of such Disputed Claim at the time such Claim becomes entitled to receive a distribution under this Plan.

                    8.9.5 Fractional Payments. No fractional shares of New Common Stock will be issued or distributed under this Plan. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever distributions to a Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such New Common Stock will be rounded to the next higher or lower whole number with fractions of less than or equal to one-half being rounded to the next lower whole number. The total number or shares of New Common Stock will be adjusted as necessary to account for the rounding provided herein. Any other provision of this Plan notwithstanding, neither Reorganized Greektown nor the Litigation Trust will be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), which half dollars being rounded down.

                    8.9.6 Failure to Present Checks. Checks issued by a Disbursing Agent or the Litigation Trust on account of Allowed Claims shall be null and void if not negotiated within 120 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 120 days after the issuance of such checks, Reorganized Greektown and the Litigation Trustee shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of Reorganized Greektown and Litigation Trustee for as long as the Debtors’ Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Disbursing Agent or Litigation Trustee by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 180 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and expunged and be discharged and forever barred, estopped, and enjoined from asserting any such Claim against Reorganized Greektown, the Litigation Trust, or their property. In such cases, any Cash held for payment on account of such Claims shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of Reorganized Greektown or the Litigation Trust, as applicable, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require Reorganized Greektown or Litigation Trustee to attempt to locate any Holder of an Allowed Claim.

                    8.9.7 Manner of Payment Pursuant to This Plan. Any payment in Cash to be made pursuant to this Plan shall be made at the election of Reorganized Greektown, the Disbursing Agent, or the Litigation Trustee, as applicable, by check or by wire transfer.

ARTICLE IX

MODIFICATION OF THIS PLAN

          9.1 Modification of Plan. Except as otherwise provided in this Plan, the Letter Agreement or the Stipulation, the Noteholder Plan Proponents may, from time to time, propose amendments or modifications to this Plan prior to the Confirmation Date, without leave of the Bankruptcy Court; provided, however that the Noteholder Plan Proponents shall not propose any amendment or modification to the Plan that would alter the treatment of the Holders of Pre-petition Credit Agreement Claims pursuant to Section 3.2 hereof or the Holders of DIP Facility Claims pursuant to Section 2.6 hereof. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modification set forth in this Plan, the Noteholder Plan Proponents expressly reserve their rights to revoke or withdraw, or to alter, amend or modify materially this Plan with respect one or more Debtors, one or more times, after the Confirmation Date. After the Confirmation Date, the Noteholder Plan Proponents may, with leave of the Bankruptcy Court, and upon notice and opportunity for hearing to the affected Creditor(s) and the Notice Parties only, remedy any defect or omission, reconcile any inconsistencies in this Plan or in the Confirmation Order, or otherwise modify this Plan.

          9.2 Effect of Confirmation on Modifications. Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

          9.3 Revocation or Withdrawal of the Plan. Except as expressly provided in the Letter Agreement or the Stipulation, the Noteholder Plan Proponents reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent Chapter 11 plans. If the Noteholder Plan Proponents revoke or withdraw this Plan, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption, assignment, or rejection of executory contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action; (ii) prejudice in any manner the right of such Debtors or any other Person; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtors or any other Person. In the event that one or more, but less than all, of the Noteholder Plan Proponents seeks to revoke or withdraw this Plan, nothing herein prevents any Noteholder Plan Proponent from continuing to seek Confirmation of this Plan or from filing and seeking Confirmation of any alternative or competing Plan.

ARTICLE X

JURISDICTION OF THE BANKRUPTCY COURT

          10.1 Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and subject to the MGCB retaining exclusive jurisdiction to determine all regulatory matters arising under the Michigan Gaming Act, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including without limitation, jurisdiction to:

                    10.1.1 Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

                    10.1.2 Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;

                    10.1.3 Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed; (c) Reorganized Greektown amending, modifying, or supplementing, after the Effective Date, pursuant to Article XIII, any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

                    10.1.4 Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

                    10.1.5 Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving any Debtor that may be pending on the Effective Date;

                    10.1.6 Adjudicate, decide, or resolve any and all matters related to any Causes of Action;

                    10.1.7 Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

                    10.1.8 Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments,

releases, indentures, and other agreements or documents created in connection with this Plan or the Disclosure Statement;

                    10.1.9 Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

                    10.1.10 Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or any Person’s obligations incurred in connection with this Plan;

                    10.1.11 Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of this Plan;

                    10.1.12 Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

                    10.1.13 Resolve any and all cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by a Holder of a Claim for amounts not timely repaid;

                    10.1.14 Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

                    10.1.15 Adjudicate any and all disputes arising from or relating to payments or distributions under this Plan;

                    10.1.16 Consider any and all modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Final Order, including the Confirmation Order;

                    10.1.17 Hear and determine requests for the payment or distribution on account of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

                    10.1.18 Hear and determine any and all disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

                    10.1.19 Hear and determine any and all disputes arising under sections 525 or 543 of the Bankruptcy Code;

                    10.1.20 Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code with any tax incurred or alleged to be incurred by any Debtor or Reorganized Debtor, Newco or Newco Sub as a result of Consummation of the Plan being considered to be incurred or alleged to be incurred during the administration of these Chapter 11 cases for purposes of Section 505(b) of the Bankruptcy Code with the exception of Casino or the Reorganized Casino’s request for the tax rollback, pursuant to M.C.L. 432.212;

                    10.1.21 Hear and determine any and all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

                    10.1.22 Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan or the Disclosure Statement;

                    10.1.23 Enforce any orders previously entered by the Bankruptcy Court;

                    10.1.24 Hear any and all other matters not inconsistent with the Bankruptcy Code; and

                    10.1.25 Enter an order or Final Decree concluding or closing the Chapter 11 Cases.

ARTICLE XI

TITLE TO PROPERTY

          11.1 Vesting of Assets. Except as otherwise explicitly provided for in this Plan, on the Effective Date, all property comprising assets of the Estates of the Reorganizing Debtors (including Retained Actions, but excluding property that has been abandoned or settled pursuant to an order of the Bankruptcy Court) shall vest in Reorganized Casino, Reorganized Builders, Reorganized Realty, or Reorganized Holdings, or the Litigation Trust, as applicable, free and clear of all Claims, Liens, charges, encumbrances, right, and Interests of Creditors and equity security Holders. All property comprising assets of the Estates of the Non-reorganizing Debtors shall vest in Reorganized Casino. As of and following the Effective Date, Reorganized Greektown may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

ARTICLE XII

UNITED STATES TRUSTEE FEES and REGULATORY COMPLIANCE

          12.1 Payment of U.S. Trustee Fees. Reorganized Greektown shall pay to the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) and shall provide the United States Trustee with an appropriate affidavit indicating the Cash disbursements for the relevant period until such time as the Chapter 11 Cases are administratively closed.

          12.2 MGCB Supervision. Pursuant to the Michigan Gaming Control and Revenue Act, M.C.L. 432.201 et seq., the MGCB shall have continuing regulatory authority over any Debtor, Reorganized Greektown, Reorganized Holdings, Newco, Newco Sub and their successors and assigns.

ARTICLE XIII

EXECUTORY CONTRACTS

          13.1 Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases as to which any Debtor is a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) shall have been previously rejected by the Debtors by Final Order of the Bankruptcy Court; (ii) shall be the subject of a motion to reject or assume such contract or lease pending on the Effective Date; (iii) shall have expired or terminated on or prior to the Effective Date (and not otherwise extended) pursuant to their own terms; (iv) are listed on the schedule of rejected executory contracts and unexpired leases included in the Plan Supplement, provided, however, that the Noteholder Plan Proponents reserve their right, at any time prior to the Effective Date, to amend such schedule to delete therefrom or add thereto an executory contract or unexpired lease with notice to the affected Creditor only; or (v) are otherwise rejected pursuant to the terms of this Plan; provided, however, that any collective bargaining agreement to which the Debtors are a party may only be rejected in accordance with section 1113 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each executory contract or unexpired lease assumed pursuant to this Section 13.1 shall vest in, and be fully enforceable by, the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing or providing for its assumption, or applicable federal law. The Debtors reserve the right to file a motion on or before the Effective Date to assume or reject any executory contract or unexpired lease.

          13.2 Modifications and Rights Related to Unexpired Leases and Executory Contracts. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real or personal property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases, appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, uses, or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of this Plan. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming any unexpired leases pursuant to section 365(d)(4) of the

Bankruptcy Code. Modifications, amendments, supplements, and restatements to executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the pre-petition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claim that may arise in connection therewith.

          13.3 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Reorganized Debtor, Newco, Newco Sub or any assignee to provide “adequate assurance of performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to the assumption, the Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Noteholder Plan Proponents or Reorganized Greektown shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors or Reorganized Greektown. Upon reasonable request, the Notice Parties shall be provided access to information regarding the Debtors’ or Reorganized Greektown’ proposed Cure payments.

          13.4 Claims Based on Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, each executory contract and unexpired lease listed in the Plan Supplement shall be rejected pursuant to section 365 of the Bankruptcy Code but only to the extent that any such contract is an executory contract or unexpired lease. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described above, pursuant to section 365 of the Bankruptcy Code, as of the earlier of (i) the Confirmation Date or (ii) the date that the affected Creditor party to such lease or executory contract is provided written notice of such rejection. All Allowed Claims arising from the rejection of unexpired leases and executory contracts shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of this Plan.

          13.5 Rejection Damages Bar Date. If the rejection by a Debtor, pursuant to this Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor, Newco or Newco Sub, or the properties of any of them unless a Proof of Claim is Filed with the Claims Agent and served upon counsel to the Debtors or Reorganized Greektown within thirty (30) days after the later of (a) the Effective Date or (b) notice that the executory contract or unexpired lease has been rejected, unless otherwise ordered by the Bankruptcy Court. Any Proofs of Claim arising from the rejection of the Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against the Reorganized Debtor, Newco or Newco Sub or further notice to or action, order, or approval of the Bankruptcy Court or other Person, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

          13.6 Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease in this Plan, the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Noteholder Plan Proponents that any such contract or lease is in fact an executory contract or unexpired lease or that any Reorganized Debtor, Newco or Newco Sub has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Noteholder Plan Proponents or Reorganized Greektown, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

          14.1 Cramdown. The Noteholder Plan Proponents request Confirmation of the Plan under section 1129(b) with respect to any Impaired Class that does not accept the Plan or that is conclusively deemed to have rejected the Plan pursuant to section 1126 of the Bankruptcy Code.

          14.2 Immediate Binding Effect. Subject to Article VI and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, Reorganized Greektown, and any and all Holders of Claims or Interests (irrespective of whether any such Holders of Claims or Interests failed to vote to accept or reject this Plan, voted to accept or reject this Plan, or is deemed to accept or reject this Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan or herein, each Person acquiring property under this Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

          14.3 Additional Documents. On or before the Effective Date, the Noteholder Plan Proponents may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors or Reorganized Greektown, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

          14.4 Reservation of Rights. Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Noteholder Plan Proponent with respect to this Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Noteholder Plan Proponent with respect to the Holders of Claims or Interests prior to the Effective Date.

          14.5 Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of such Person.

          14.6 Service of Documents.

                    14.6.1 After the Effective Date, any pleading, notice, or other document required by this Plan to be served on or delivered to Reorganized Greektown shall be sent by overnight mail, postage prepaid to:

555 E. Lafayette
Detroit, MI 48226
Attn: Chief Executive Officer

with a copy to:

Allan S. Brilliant
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018

and

Mark N. Parry
Moses & Singer LLP
405 Lexington Avenue
New York, NY 10174

and

Joel D. Applebaum
Clark Hill PLLC
151 S. Old Woodward, Suite 200
Birmingham, MI 48009

and

Daniel J Weiner
Schafer and Weiner, PLLC
40950 Woodward Avenue
Suite 100
Bloomfield Hills, Michigan 48304

                    14.6.2 After the Effective Date, Reorganized Greektown have authority to send a notice to Persons that continue to receive documents pursuant to Bankruptcy Rule 2002, that each such Person must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, Reorganized Greektown are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have Filed such renewed requests.

          14.7 Entire Agreement. Except as otherwise indicated, this Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings,

and representations on such subjects, all of which have become merged and integrated into this Plan.

          14.8 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Michigan, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

          14.9 Nonseverability of Plan Provisions. If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

          14.10 Closing of Chapter 11 Cases. Reorganized Greektown shall, promptly after the full administration of any of the Chapter 11 Cases, File with the Bankruptcy Court, all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close their Chapter 11 Cases.

          14.11 Waiver or Estoppel. Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or any other Person, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

          14.12 Removal or Resignation of Noteholder Plan Proponents. Any Noteholder Plan Proponent other than the Put Parties may resign as a Noteholder Plan Proponent prior to the Effective Date or may be removed as a Noteholder Plan Proponent by written consent of each of the Put Parties. Any removal or resignation of any Noteholder Plan Proponent other than the Put Parties shall not prevent the remaining Noteholder Plan Proponents from seeking confirmation of the Plan.

          14.13 Termination of Liens and Encumbrances. Any of the Debtors, Reorganized Greektown, and all parties in interest, including without limitation any Creditor, shall be required to execute any document reasonably requested by the other to memorialize and effectuate the terms and conditions of this Plan. This shall include without limitation any execution by any of the Debtors or Reorganized Greektown of Uniform Commercial Code financing statements and the execution by Creditors of any Uniform Commercial Code termination and mortgage releases and termination. Reorganized Greektown are expressly authorized to file any termination statement to release a Lien which is either discharged or satisfied as a result of this Plan or any payments made in accordance with the Plan.

December 7, 2009 Respectfully Submitted,

JOHN HANCOCK STRATEGIC INCOME
FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK TRUST STRATEGIC
INCOME TRUST

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK FUNDS II STRATEGIC
INCOME FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK HIGH YIELD FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK TRUST HIGH INCOME
TRUST

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK FUNDS II HIGH
INCOME FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK BOND FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK INCOME SECURITIES
TRUST

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK INVESTORS TRUST

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK FUNDS III
LEVERAGED COMPANIES FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK FUNDS II ACTIVE
BOND FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

JOHN HANCOCK FUNDS TRUST
ACTIVE BOND TRUST

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

MANULIFE GLOBAL FUND U.S. BOND
FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

MANULIFE GLOBAL FUND U.S. HIGH
YIELD FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

MANULIFE GLOBAL FUND STRATEGIC
INCOME

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

MIL STRATEGIC INCOME FUND

By: /s/ Barry Evans
Barry Evans
President, Chief Investment Officer

OPPENHEIMER CHAMPION INCOME
FUND By: Oppenheimer Funds, Inc. as
investmentadvisor thereto

By: /s/ Margaret Hui
Margaret Hui
Vice President

OPPENHEIMER STRATEGIC INCOME
FUND By: Oppenheimer Funds, Inc. as
investmentadvisor thereto

By: /s/ Margaret Hui
Margaret Hui
Vice President

OPPENHEIMER STRATEGIC BOND
FUND / VABy: Oppenheimer Funds, Inc. as
investmentadvisor thereto

By: /s/ Margaret Hui
Margaret Hui
Vice President

OPPENHEIMER HIGH INCOME FUND
/VA By: Oppenheimer Funds, Inc. as
investmentadvisor thereto

By: /s/ Margaret Hui
Margaret Hui
Vice President

ING OPPENHEIMER STRATEGIC
INCOME PORTFOLIO By: Oppenheimer
Funds, Inc. as investmentadvisor thereto

By: /s/ Margaret Hui
Margaret Hui
Vice President

BRIGADE CAPITAL MANAGEMENT

By: /s/ Don Morgan
Don Morgan
Managing Partner

SOLA LTD

By: /s/ Christopher Pucillo
Christopher Pucillo Director

SOLUS CORE OPPORTUNITIES
MASTER FUND LTD

By: /s/ Christopher Pucillo
Christopher Pucillo Director

OFFICIAL COMMITTEE OF
UNSECURED CREDITORS

By Its Counsel, Clark Hill PLLC

By: /s/ Joel D. Applebaum
Joel D. Applebaum Member, Clark Hill
PLLC

DEUTSCHE BANK TRUST COMPANY
AMERICAS, AS INDENTURE TRUSTEE

By Its Counsel Moses & Singer LLP

By: /s/ Mark N. Parry
Mark N. Parry Partner, Moses & Singer LLP

December 7, 2009 Prepared By:

GOODWIN PROCTER LLP

By: /s/ Allan S. Brilliant Allan
S. Brilliant Craig P. Druehl
Stephen M. Wolpert

K. Brent Tomer The New York
Times Building 620 Eighth
Avenue New York, NY 10018

abrilliant@goodwinprocter.com
cdruehl@goodwinprocter.com
swolpert@goodwinprocter.com
ktomer@goodwinprocter.com

Counsel to Certain Noteholder Plan Proponents

CLARK HILL PLC

By: /s/ Joel D. Applebaum Joel D.
Applebaum (P36774) Robert D.
Gordon (P48627) Shannon L. Deeby
(P60242)
500 Woodward Avenue, Suite 3500
Detroit, Michigan 48226-3435
(313) 965-8300
japplebaum@clarkhill.com
rgordon@clarkhill.com
sdeeby@clarkhill.com

Counsel to the Official Committee of
Unsecured Creditors

MOSES AND SINGER LLP

By: /s/ Mark N. Parry Mark
N. Parry Alan Kolod
Declan M. Butvick

The Chrysler Building 405
Lexington Avenue New York,
New York 10174
mparry@mosessinger.com
akolod@mosessinger.com
dbutvick@mosessinger.com

Counsel to Indenture Trustee